                                                                    Exhibit 4.19

================================================================================

                                  $136,162,360

                      AMENDED AND RESTATED CREDIT AGREEMENT

                                      among

                                PANAVISION INC.,

                               The Several Lenders
                        from Time to Time Parties Hereto,

                                       and

                              JPMORGAN CHASE BANK,
                             as Administrative Agent

    Dated as of May 28, 1998, as amended and restated as of January 16, 2004

================================================================================

                          J.P. MORGAN SECURITIES INC.,
                    as Sole Lead Arranger and Sole Bookrunner

                                Table of Contents

                                                                                        Page
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
SECTION I.    DEFINITIONS.................................................................5
   1.1.     Defined Terms.................................................................5
   1.2.     Other Definitional Provisions................................................25

SECTION II.   AMOUNT AND TERMS OF COMMITMENTS............................................26
   2.1.     Term Loans...................................................................26
   2.2.     Repayment of Term Loans......................................................26
   2.3.     Repayment of Term Loans; Evidence of Debt....................................26
   2.4.     Fees, etc....................................................................27
   2.5.     Optional Prepayments.........................................................27
   2.6.     Mandatory Prepayments........................................................28
   2.7.     Conversion and Continuation Options..........................................29
   2.8.     Minimum Amounts and Maximum Number of Eurodollar Tranches....................29
   2.9.     Interest Rates and Payment Dates.............................................29
   2.10.    Computation of Interest and Fees.............................................30
   2.11.    Inability to Determine Interest Rate.........................................30
   2.12.    Pro Rata Treatment and Payments..............................................31
   2.13.    Requirements of Law..........................................................31
   2.14.    Taxes........................................................................32
   2.15.    Indemnity....................................................................34
   2.16.    Illegality...................................................................34
   2.17.    Change of Lending Office.....................................................35
   2.18.    Replacement of Lenders under Certain Circumstances...........................35

SECTION III.  LETTERS OF CREDIT..........................................................35
   3.1.     Outstanding Letters of Credit................................................35
   3.2.     Commissions, Fees and Other Charges..........................................36
   3.3.     Reimbursement Obligation of the Borrower.....................................36
   3.4.     Obligations Absolute.........................................................36
   3.5.     Letter of Credit Payments....................................................36
   3.6.     Applications.................................................................37

SECTION IV.   REPRESENTATIONS AND WARRANTIES.............................................37
   4.1.     Financial Condition..........................................................37
   4.2.     No Change....................................................................37
   4.3.     Corporate Existence; Compliance with Law.....................................37
   4.4.     Corporate or Partnership Power; Authorization; Enforceable Obligations.......38
   4.5.     No Legal Bar.................................................................38
   4.6.     No Material Litigation.......................................................38
   4.7.     No Default...................................................................38
   4.8.     Ownership of Property; Liens.................................................38
   4.9.     Intellectual Property........................................................38
   4.10.    Taxes........................................................................39

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   4.11.    Federal Regulations..........................................................39
   4.12.    Labor Matters................................................................39
   4.13.    ERISA........................................................................39
   4.14.    Investment Company Act; Other Regulations....................................40
   4.15.    Subsidiaries.................................................................40
   4.16.    Environmental Matters........................................................40
   4.17.    Accuracy of Information, etc.................................................41
   4.18.    Security Documents...........................................................41
   4.19.    Solvency.....................................................................42
   4.20.    Senior Indebtedness..........................................................42

SECTION V.    CONDITIONS PRECEDENT.......................................................42
   5.1.     Conditions to Effective Date.................................................42

SECTION VI.   AFFIRMATIVE COVENANTS......................................................44
   6.1.     Financial Statements. Furnish to each Lender, through the
               Administrative Agent:.....................................................44
   6.2.     Certificates; Other Information..............................................44
   6.3.     Payment of Obligations.......................................................46
   6.4.     Conduct of Business and Maintenance of Existence, etc........................46
   6.5.     Maintenance of Property; Insurance...........................................46
   6.6.     Inspection of Property; Books and Records; Discussions.......................46
   6.7.     Notices......................................................................46
   6.8.     Environmental Laws...........................................................47
   6.9.     Additional Collateral, etc...................................................47
   6.10.    Pany.........................................................................49
   6.11.    Cash Control Agreements......................................................49
   6.12.    Foreign Pledges and Opinions.................................................49

SECTION VII.  NEGATIVE COVENANTS.........................................................49
   7.1.     Financial Condition Covenants................................................49
   7.2.     Limitation on Indebtedness...................................................50
   7.3.     Limitation on Liens..........................................................51
   7.4.     Limitation on Fundamental Changes............................................53
   7.5.     Limitation on Sale of Assets.................................................54
   7.6.     Limitation on Dividends......................................................55
   7.7.     Limitation on Capital Expenditures...........................................55
   7.8.     Limitation on Investments, Loans and Advances................................55
   7.9.     Limitation on Optional Payments and Modifications of Debt Instruments, etc...57
   7.10.    Limitation on Transactions with Affiliates...................................57
   7.11.    Limitation on Sales and Leasebacks...........................................58
   7.12.    Limitation on Changes in Fiscal Periods......................................58
   7.13.    Limitation on Negative Pledge Clauses........................................58
   7.14.    Limitation on Restrictions on Subsidiary Distributions.......................58
   7.15.    Limitation on Lines of Business..............................................59
   7.16.    Limitation on Changes to Certificate of Incorporation........................59

SECTION VIII. EVENTS OF DEFAULT..........................................................59

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SECTION IX.   THE ADMINISTRATIVE AGENT...................................................61
   9.1.     Appointment..................................................................61
   9.2.     Delegation of Duties.........................................................61
   9.3.     Exculpatory Provisions.......................................................62
   9.4.     Reliance by Administrative Agent.............................................62
   9.5.     Notice of Default............................................................62
   9.6.     Non-Reliance on Administrative Agent and Other Lenders.......................62
   9.7.     Indemnification..............................................................63
   9.8.     Administrative Agent in Its Individual Capacity..............................63
   9.9.     Successor Administrative Agent...............................................63
   9.10.    Authorization to Release Liens...............................................64

SECTION X.    MISCELLANEOUS..............................................................64
   10.1.    Amendments and Waivers.......................................................64
   10.2.    Notices......................................................................65
   10.3.    No Waiver; Cumulative Remedies...............................................66
   10.4.    Survival of Representations and Warranties...................................66
   10.5.    Payment of Expenses..........................................................66
   10.6.    Successors and Assigns; Participations and Assignments.......................67
   10.7.    Adjustments; Set-off.........................................................69
   10.8.    Counterparts.................................................................70
   10.9.    Severability.................................................................70
   10.10.   Integration..................................................................70
   10.11.   GOVERNING LAW................................................................70
   10.12.   Submission To Jurisdiction; Waivers..........................................70
   10.13.   Acknowledgements.............................................................71
   10.14.   WAIVERS OF JURY TRIAL........................................................71
   10.15.   Confidentiality..............................................................71
   10.16.   Releases of Collateral Security and Guarantee Obligations....................72
   10.17.   Releases.....................................................................72

SCHEDULES:

1.1A         Term Loan Allocations
1.1B         Non-Core Assets
3.1(a)       Existing Letters of Credit
4.4          Consents, Authorizations, Filings and Notices
4.15         Subsidiaries
4.15(b)      Outstanding Subscriptions, Options, Warnings and Other Agreements
4.18(a)      UCC Filing Jurisdictions
6.11         Deposit Accounts
7.2(d)       Existing Indebtedness
7.3(f)       Existing Liens
7.10         Affiliate Transactions

EXHIBITS:

A            Form of Guarantee and Collateral Agreement
B            Form of Compliance Certificate
C            Form of Closing Certificate
D            Form of Assignment and Assumption
E-1          Form of Legal Opinion of Paul, Weiss, Rifkind, Wharton & Garrison
E-2          Form of Legal Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
F            Form of Term Note
G            Form of Exemption Certificate
H            Form of U.K. Pledge Agreement
I            Form of New Zealand Pledge Agreement
J            Form of Canadian Pledge Agreement

          AMENDED AND RESTATED CREDIT AGREEMENT, dated as of May 28, 1998, as amended and restated as of January 16, 2004, among PANAVISION INC., a Delaware corporation (the "Borrower") the several banks and other financial institutions or entities from time to time parties to this Agreement (the "Lenders") and JPMORGAN CHASE BANK, as administrative agent (in such capacity, the "Administrative Agent").

                              W I T N E S S E T H:

          WHEREAS, the Borrower is a party to the Credit Agreement, dated as of May 28, 1998 (as amended, supplemented or otherwise modified from time to time prior to the amendment and restatement on the date hereof, the "Existing Credit Agreement"), among the Borrower, the banks and other financial institutions or entities parties thereto, the Arranger and the Documentation Agent referred to therein and the Administrative Agent;

          WHEREAS, the Borrower has requested that the Existing Credit Agreement be amended and restated as provided herein;

          WHEREAS, it is the intent of the parties hereto that this Agreement not constitute a novation of the obligations and liabilities existing under the Existing Credit Agreement and which remain outstanding or evidence repayment of any of such obligations and liabilities and that this Agreement amend and restate in its entirety the Existing Credit Agreement and re-evidence the obligations of the Borrower outstanding thereunder;

          NOW, THEREFORE, in consideration of the premises and the agreements hereinafter set forth, the parties hereto hereby agree that the Existing Credit Agreement shall be, and hereby is, amended and restated in its entirety as follows:

                              SECTION I. DEFINITIONS

          1.1. Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

          "ABR Loans": Loans the rate of interest applicable to which is based upon the Alternate Base Rate.

          "Administrative Agent": as defined in the preamble hereto.

          "Affiliate": as to any Person, any other Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

          "Aggregate Exposure": with respect to any Lender, the sum of (i) the aggregate unpaid principal amount of such Lender's Term Loans and (ii) in the case of the Issuing Lender, the amount of such Lender's L/C Extensions of Credit.

          "Aggregate Exposure Percentage": with respect to any Lender, the ratio (expressed as a percentage) of such Lender's Aggregate Exposure to the Aggregate Exposure of all Lenders.

          "Agreement": this Credit Agreement, as amended, supplemented or otherwise modified from time to time.

          "Alternate Base Rate": for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Base CD Rate in effect on such day plus 1% and (c) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof: "Prime Rate" shall mean the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime or base rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by the Administrative Agent in connection with extensions of credit to debtors); "Base CD Rate" shall mean the sum of (a) the product of (i) the Three-Month Secondary CD Rate and (ii) a fraction, the numerator of which is one and the denominator of which is one minus the C/D Reserve Percentage and (b) the C/D Assessment Rate; and "Three-Month Secondary CD Rate" shall mean, for any day, the secondary market rate for three-month certificates of deposit reported as being in effect on such day (or, if such day shall not be a Business Day, the next preceding Business
     Day) by the Board through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under the current practices of the Board, be published in Federal Reserve Statistical Release H.15(519) during the week following such day), or, if such rate shall not be so reported on such day or such next preceding Business Day, the average of the secondary market quotations for three-month certificates of deposit of major money center banks in New York City received at approximately 10:00 A.M., New York City time, on such day (or, if such day shall not be a Business Day, on the next preceding Business Day) by the Administrative Agent from three New York City negotiable certificate of deposit dealers of recognized standing selected by it. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Three-Month Secondary CD Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the Three-Month Secondary CD Rate or the Federal Funds Effective Rate, respectively.

          "Applicable Margin": (a) 5.25%, in the case of ABR Loans and (b) 6.25%, in the case of Eurodollar Loans.

          "Application": an application heretofore executed requesting the Issuing Lender to open a Letter of Credit.

          "Approved Fund": as defined in Section 10.6(b).

          "Arranger": J.P. Morgan Securities Inc., as sole lead arranger and sole bookrunner.

          "Asset Sale": any Disposition of Property or series of related Dispositions of Property (excluding any such Disposition permitted by clause (a) or (b) of Section 7.5).

          "Assignee": as defined in Section 10.6(b).

          "Assignment and Assumption": an Assignment and Assumption, substantially in the form of Exhibit D.

          "Benefitted Lender": as defined in Section 10.7(a).

          "Board": the Board of Governors of the Federal Reserve System of the United States (or any successor).

          "Borrower": as defined in the preamble hereto.

          "Budget": as defined in Section 6.2(c).

          "Business": as defined in Section 4.16(b).

          "Business Day": (i) for all purposes other than as covered by clause
     (ii) below, a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

          "Canadian Pledge Agreement": the Stock Pledge Agreement, dated on or before January 30, 2004, pursuant to which the Borrower shall grant to the Administrative Agent for the benefit of the Lenders a security interest in shares of capital stock of Panavision Canada Holdings, substantially in the form of Exhibit J, as the same may be amended, supplemented or otherwise modified from time to time.

          "Capital Expenditures": for any period, all amounts (whether paid in cash or accrued as liabilities, including all obligations in respect of Capital Leases), that would in accordance with GAAP, be set forth as "capital expenditures" on the consolidated statement of cash flows of the Borrower and its Subsidiaries for such period; provided, that with respect to any Capital Lease for any period, Capital Expenditures shall mean the aggregate amount of rental or interest payments for such period under such Capital Lease.

          "Capital Lease": any lease of property (real, personal or mixed) which in accordance with GAAP is or should be capitalized on the lessee's balance sheet.

          "Capital Stock": any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

          "Cash Equivalents": (a) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition and overnight bank deposits of any Lender or of any commercial bank having capital and surplus in excess of $500,000,000, (c) repurchase obligations of any Lender or any commercial bank satisfying the requirements of clause (b) of this definition having a term of not more than 30 days with respect to securities issued or fully guaranteed or insured by the United States Government, (d) commercial paper of a domestic issuer rated at least A-2 by Standard & Poor's Ratings Services or any successor ("S&P") or P-2 by Moody's Investors Service, Inc. or any successor ("Moody's"), (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States or by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody's, (f) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition, or (g) shares of money market mutual or similar funds sponsored by any registered broker dealer or mutual fund distributor.

          "C/D Assessment Rate": for any day as applied to any ABR Loan, the annual assessment rate in effect on such day which is payable by a member of the Bank Insurance Fund maintained by the Federal Deposit Insurance Corporation (the "FDIC") classified as well-capitalized and within supervisory subgroup "B" (or a comparable successor assessment risk classification) within the meaning of 12 C.F.R. Section 327.4 (or any successor provision) to the FDIC (or any successor) for the FDIC's (or such successor's) insuring time deposits at offices of such institution in the United States.

          "C/D Reserve Percentage": for any day as applied to any ABR Loan, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board, for determining the maximum reserve requirement for a Depositary Institution (as defined in Regulation D of the Board as in effect from time to time) in respect of new non-personal time deposits in Dollars having a maturity of 30 days or more.

          "Change of Control": (a) the Permitted Holders shall cease to have "beneficial ownership" (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of all classes of Voting Stock of the Borrower then outstanding (determined on a fully diluted basis), (b) the board of the directors of Borrower shall cease to consist of a majority of Continuing Directors, or
     (c) there shall occur any "Change of Control" (as defined in the Senior Subordinated Note Indenture) or "Change in Control" (as defined in the Senior Note Indenture).

          "Code": the Internal Revenue Code of 1986, as amended from time to time.

          "Collateral": all Property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

          "Collateral Agency Agreement": the Collateral Agency Agreement, dated as of January 16, 2004, among JPMorgan Chase Bank, as bank agent and administrative agent, the Trustee and the Note Trustee, as amended, supplemented or modified from time to time.

          "Commonly Controlled Entity": an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of
     Section 4001 of ERISA or is part of a group which includes the Borrower and which is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, Section 414(m) or (o) of the Code.

          "Compliance Certificate": a certificate duly executed on behalf of the Borrower by a Responsible Officer substantially in the form of Exhibit B.

          "Confidential Information": as defined in Section 10.15.

          "Consolidated EBITDA": for any period, for the Borrower and its Subsidiaries, the sum of the following (without duplication): (a) Consolidated Net Income for such period (calculated after eliminating extraordinary gains and losses and unusual items) plus (b) income and other taxes (to the extent deducted in determining Consolidated Net Income) for such period plus (c) depreciation and amortization expense (to the extent deducted in determining Consolidated Net Income) for such period plus (d) other non-cash charges (to the extent deducted in determining

     Consolidated Net Income) for such period plus (e) the aggregate amount of Consolidated Interest Expense for such period minus (f) the aggregate amount of interest income for such period plus (g) the aggregate amount of up-front or one-time fees or expenses payable in respect of Rate Hedging Agreements during such period (to the extent deducted in determining Consolidated Net Income for such period) plus (h) the amount of foreign exchange losses (net of any gains) (or minus the amount of foreign exchange gains (net of any losses)) plus (i) Transaction Charges (to the extent deducted in determining Consolidated Net Income) plus (j) severance expenses for executive officers of the Borrower accrued prior to December 31, 2003, in an aggregate amount not to exceed $4,600,000 plus (k) non-cash charges related to long-term incentive compensation for any executive officer or any non-executive chairman or vice-chairman of the Borrower; provided, that any cash payments of long-term incentive compensation to any executive officer or non-executive chairman or vice-chairman shall be subtracted from Consolidated Net Income in calculating Consolidated EBITDA for the period that such cash payments were made minus (l) any cash payments made during such period in respect of items described in clause
     (d) above subsequent to the fiscal quarter in which the relevant non-cash charges were reflected as a charge in the statement of Consolidated Net Income, all as determined on a consolidated basis. For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a "Reference Period") pursuant to any determination required by Section 7.1, (i) if at any time during such Reference Period the Borrower or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the Property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period and (ii) if during such Reference Period the Borrower or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period. As used in this definition, "Material Acquisition" means any acquisition of Property or series of related acquisitions of Property that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and
     (b) involves the payment of consideration by the Borrower and its Subsidiaries in excess of $1,000,000; and "Material Disposition" means any Disposition of Property or series of related Dispositions of Property that yields gross proceeds to the Borrower or any of its Subsidiaries in excess of $1,000,000.

          Notwithstanding the foregoing, only the products of (x) the percentage of economic ownership of the Borrower (directly or indirectly) in each of DHD Ventures, EFILM and any other Subsidiary which is not wholly-owned, respectively, and (y) the Consolidated EBITDA of DHD Ventures, EFILM or such other Subsidiary, respectively, shall be included in the calculation of Consolidated EBITDA; provided, that with respect to the Consolidated EBITDA of DHD Ventures and EFILM for any quarterly period ending after December 31, 2003, the Consolidated EBITDA of DHD Ventures or EFILM, as applicable, shall be included in the calculation of the foregoing only to the extent that any such income is actually received by the Borrower or a Subsidiary of the Borrower in the form of cash dividends or similar distributions.

          "Consolidated Interest Coverage Ratio": for any period, the ratio of
     (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense (excluding in the case of this clause (b) only any fees paid or payable to the Lenders and/or holders of the Senior Notes in such period with respect to waivers or amendments of the Loan Documents or the Senior
     Note Indenture, the Senior Notes and related collateral documents, respectively) for such period.

          "Consolidated Interest Expense": for any fiscal period of the Borrower, the amount which, in conformity with GAAP, would be set forth opposite the caption "interest expense" (or any like caption) on a consolidated statement of earnings of the Borrower and its Subsidiaries for such fiscal period; provided that the calculation of Consolidated Interest Expense shall exclude (x) any non-cash interest expense in respect of any Indebtedness permitted under Section 7.2, (y) the fees payable pursuant to
     Section 2.4 and (z) fees payable under the Senior Note Indenture from and after the Effective Date.

          "Consolidated Net Income": for any fiscal period of the Borrower, the amount which, in conformity with GAAP, would be set forth opposite the caption "net income" (or any like caption) or "net loss" (or any like caption), as the case may be, on a consolidated statement of earnings of the Borrower and its Subsidiaries for such fiscal period.

          "Consolidated Total Debt": at any date, the aggregate principal amount of all Indebtedness of the Borrower and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP; provided that Indebtedness of the types described in clause (j) of the definition of the term Indebtedness and clause (k) of the definition of Indebtedness with respect to the types of Indebtedness described in clause (j) thereof shall not be included for the purpose of calculating Consolidated Total Debt.

          "Consolidated Total Leverage Ratio": as at any date, the ratio of (a) Consolidated Total Debt on such day to (b) Consolidated EBITDA for the four full consecutive fiscal quarters most recently ended.

          "Consolidated Working Capital": at any date, for the Borrower and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP): (a) the sum of inventory plus accounts receivable minus (b) the sum of accounts payable plus accrued expenses at such date.

          "Continuing Directors": the directors of the Borrower on the Effective Date and each other director, if, in each case, such other director's nomination for election to the board of directors of the Borrower is recommended by at least 66-2/3% of the then Continuing Directors or such other director receives the vote of the Permitted Holders in his or her election by the shareholders of the Borrower.

          "Contractual Obligation": as to any Person, any provision of any material security issued by such Person or of any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its material Property is bound.

          "Core Assets": as defined in Section 7.8(e).

          "Cross Default": of any Person, (a) default in the payment of any amount when due (whether at maturity or by acceleration) on any of its Indebtedness (other than any such default in respect of the Loans, the Notes or the Reimbursement Obligations) or in the payment of any matured Guarantee Obligation in respect of any such Indebtedness of any other Person (except for any such payments on account of any such Indebtedness and Guarantee Obligations in an aggregate principal amount at any one time outstanding of up to $5,000,000) or (b) default in the observance or performance of any other agreement or condition relating to any such Indebtedness (except for any such Indebtedness and Guarantee Obligations in an aggregate principal amount at any one time outstanding of up to $5,000,000) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, such Indebtedness (except for any such Indebtedness in an aggregate principal amount at any one time outstanding of up to $5,000,000) to become due or to be required to be redeemed or repurchased prior to its stated maturity.

          "Debt Service": for any period, for the Borrower and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), the sum of the following: (a) all regularly scheduled payments of principal of Indebtedness (including, without limitation, the principal component of any payments in respect of Capital Leases) made during such period plus (b) all Consolidated Interest Expense for such period.

          "Default": any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

          "DHD Ventures": DHD Ventures, LLC, a Delaware limited liability company.

          "Disposition": with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof; and the terms "Dispose" and "Disposed of" shall have correlative meanings.

          "Dollars" and "$": dollars in lawful currency of the United States.

          "Domestic Subsidiary": any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States.

          "Earnout Payment": as defined in the EFILM Operating Agreement.

          "ECF Percentage": 75%; provided, that the ECF Percentage shall be reduced to 50% if the Consolidated Total Leverage Ratio for the period of four consecutive fiscal quarters ending on the last day of the most recently ended fiscal year is not greater than 4.50 to 1.00.

          "Effective Date": the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied, which date is January 16, 2004.

          "EFILM": EFILM, LLC, a Delaware limited liability company.

          "EFILM Agreements": collectively, the EFILM Operating Agreement, the EFILM Option Agreement and the Digital Laboratory Services Agreement, dated as of May 17, 2002, between the Borrower, Las Palmas, the other holder of Capital Stock of EFILM and EFILM.

          "EFILM Note": the note issued by Las Palmas to the Equity Investor in the principal amount of $6,700,000, plus accrued interest.

          "EFILM Operating Agreement": the Operating Agreement, dated May 17, 2002, between the Borrower, Las Palmas and the other holder of the Capital Stock of EFILM.

          "EFILM Option Agreement": the Option Agreement, dated as of May 17, 2002, between the Borrower, Las Palmas and the other holder of Capital Stock of EFILM.

          "Environmental Laws": any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

          "Equity Contribution": as defined in Subsection 5.1(b).

          "Equity Investor": Mafco Holdings Inc.

          "ERISA": the Employee Retirement Income Security Act of 1974, as amended from time to time.

          "Eurocurrency Reserve Requirements": for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

          "Eurodollar Base Rate": with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Page 3750 of the Telerate screen (or otherwise on such service), the "Eurodollar Base Rate" for purposes of this definition shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

          "Eurodollar Loans": Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

          "Eurodollar Rate": with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

                              Eurodollar Base Rate
                    ----------------------------------------
                    1.00 - Eurocurrency Reserve Requirements

          "Eurodollar Tranche": the collective reference to Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

          "Event of Default": any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

          "Excess Cash Flow": for any fiscal year of the Borrower:

          (a)  Consolidated EBITDA for such period; minus

          (b)  the sum (without duplication) of:

               (i)  the aggregate amount of Debt Service for such period; plus

               (ii) taxes payable in cash in respect of such period; plus

               (iii) Capital Expenditures made during such period (other than
                    (x) any such Capital Expenditures to the extent financed with the proceeds of Indebtedness incurred pursuant to
                    Section 7.2(k) during such period and (y) any Capital Expenditures of the types described in Sections 7.7(b) and 7.7(c) made during such period); plus

               (iv) any increase (or minus any decrease) in Consolidated Working
                    Capital from the beginning of such period to the end of such period; plus

               (v) an amount equal to the aggregate gain on any Asset Sale or Recovery Event by the Borrower or its Subsidiaries during such period; plus

               (vi) an amount equal to the aggregate gain on any event which would be a Recovery Event by the Borrower or its Subsidiaries during such period but for the parenthetical clause in the definition thereof; plus

               (vii) an amount equal to the aggregate gain on any Disposition of
                    Property by the Borrower or its Subsidiaries during such period pursuant to Section 7.5(a)(i); plus

               (viii) the aggregate amount of prepayments made under Section
                    2.6(a) during such period; plus

               (ix) the portion of any Earnout Payment that is reasonably estimated to arise from the portion of Consolidated EBITDA attributable to EFILM for such period; plus

               (x) Transaction Charges payable in cash to the extent included in Consolidated EBITDA for such period; plus

          (c)  the sum of:

               (i) the aggregate amount of Net Cash Proceeds received by the Borrower or its Subsidiaries from any Asset Sale or Recovery Event during such period to the extent such Net Cash Proceeds are not applied to the prepayment of Term Loans during such period (other than any such Net Cash Proceeds that are not so applied pursuant to the second proviso to
                    Section 2.6(a)); plus

               (ii) an amount equal to the aggregate loss on any Asset Sale or
                    Recovery Event by the Borrower or its Subsidiaries during such period; plus

               (iii) an amount equal to the aggregate loss on any event which would be a Recovery Event by the Borrower or its Subsidiaries during such period but for the parenthetical clause in the definition thereof; plus

               (iv) an amount equal to the aggregate loss on any Disposition of
                    Property by the Borrower or its Subsidiaries during such period pursuant to Section 7.5(a)(i).

          "Excess Cash Flow Application Date": as defined in Section 2.6(b).

          "Exchange Act": the Securities Exchange Act of 1934, as amended.

          "Existing Credit Agreement": as defined in the recitals hereto.

          "Facility": each of the Term Loan Facility and the Letter of Credit Facility.

          "Federal Funds Effective Rate": for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

          "Foreign Subsidiary": any Subsidiary of the Borrower that is not a Domestic Subsidiary.

          "Foreign Working Capital Line": any committed, advised or unadvised line of credit or other credit facility made available by any Lender or any affiliate of any Lender or any other Person to a Foreign Subsidiary and, as the context may require, any outstanding obligation from time to time of such Foreign Subsidiary owing thereunder.

          "Fully Satisfied": with respect to:

               (a) the Payment Obligations as of any date, that, on or before such date, (i) the principal of and interest accrued to such date on such Payment Obligations shall have been paid in full in cash (other than the Undrawn L/C Obligations), (ii) all Undrawn L/C Obligations shall have been Fully Secured, and (iii) all fees, expenses and other amounts then due and payable which constitute Payment Obligations (other than the Undrawn L/C Obligations) shall have been paid in full in cash; and

               (b) the Obligations (and the Borrower Obligations (as defined in the Guarantee and Collateral Agreement)) as of any date, that, on or before such date, (i) the Payment Obligations shall have been Fully Satisfied (as provided in clause (a) above) and (ii) all Rate Hedging Agreements with any of the Lenders or their Affiliates shall have been terminated or all obligations thereunder (other than for fees, expenses and indemnities) shall have been cash collateralized and all fees, expenses and indemnity payments then due and payable thereunder shall have been paid in full in cash.

          "Fully Secured": with respect to any Undrawn L/C Obligations as of any date, that, on or before such date, such Undrawn L/C Obligations shall have been secured by the grant to the Issuing Lender by the Borrower of a first priority, perfected security interest in, and Lien on, (a) cash or Cash Equivalents in an amount at least equal to the amount of such Undrawn L/C Obligations on such date or (b) other collateral security which is acceptable to the Issuing Lender.

          "Funding Office": the office specified from time to time by the Administrative Agent as its funding office by notice to the Borrower and the Lenders.

          "GAAP": generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of Section 7.1, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements delivered pursuant to Section 4.1(b).

          "Governmental Authority": any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including, without limitation, any securities exchange, self-regulatory organization or the National Association of Insurance Commissioners).

          "Guarantee and Collateral Agreement": the Guarantee and Collateral Agreement to be executed and delivered by the Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit A, as the same may be amended, supplemented or otherwise modified from time to time.

          "Guarantee Obligation": as to any Person (the "guaranteeing person"), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the "primary obligations") of any other third Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person's maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

          "Holdings": PX Holding Corporation, a Delaware corporation.

          "Incremental Line of Credit Agreement": the Senior Subordinated Line of Credit Agreement, dated as of November 12, 2003, between the Borrower and MacAndrews & Forbes Holdings Inc.

          "Indebtedness": of a Person, (a) indebtedness of such Person for borrowed money whether short-term or long-term and whether secured or unsecured, (b) indebtedness of such Person for the deferred purchase price of services or property, which purchase price (i) is due twelve months or more from the date of incurrence of the obligation in respect thereof or
     (ii) customarily or actually is evidenced by a note or other written instrument (including, without limitation, any such indebtedness which is non-recourse to the credit of such Person but is secured by assets of such Person), (c) obligations of such Person under Capital Leases, (d) obligations of such Person arising under acceptance facilities, (e) the undrawn face amount of, and unpaid reimbursement obligations in respect of, all letters of credit issued for the account of such Person, (f) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (g) all obligations of such Person upon which interest charges are customarily paid, (h) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (i) obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any Capital Stock of such Person (with redeemable preferred capital stock being valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends), (j) all executory obligations of such Person in respect of interest rate agreements and foreign exchange and other financial hedge contracts (including, without limitation, equity hedge contracts), (k) all Indebtedness of the types referred to in clauses (a) through (j) above for which such Person is obligated under a Guarantee Obligation and (l) renewals, extensions, refundings, deferrals, restructurings, amendments and modifications of any such indebtedness, obligation or guarantee.

          "Initial EFILM Stock": 20% of the Capital Stock of EFILM that was disposed of to the other holder of Capital Stock of EFILM prior to the Effective Date.

          "Insolvency": with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

          "Insolvent": pertaining to a condition of Insolvency.

          "Intellectual Property": the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

          "Interest Payment Date": (a) as to any ABR Loan, the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day which is three months after the first day of such Interest Period and the last day of such Interest Period and
     (d) as to any Loan, the date of any repayment or prepayment made in respect thereof.

          "Interest Period": as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

               (i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

               (ii) any Interest Period that would otherwise extend beyond the date final payment is due on the Term Loans shall end on such due date; and

               (iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

          "Issuing Lender": JPMorgan Chase Bank, in its capacity as issuer of any Letter of Credit.

          "L/C Extensions of Credit": as to the Issuing Lender at any time, an amount equal to the L/C Obligations then outstanding.

          "L/C Fee Payment Date": the last day of each March, June, September and December and the date on which no Letters of Credit remain outstanding.

          "L/C Obligations": at any time, an amount equal to the sum of (a) the Undrawn L/C Obligations and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to Section 3.3.

          "Las Palmas": Las Palmas Productions, Inc., a California corporation.

          "Lenders": as defined in the preamble hereto.

          "Letter of Credit Facility": as defined in Section 3.1(a).

          "Letters of Credit": as defined in Section 3.1(a).

          "Lien": any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

          "Line of Credit Agreement": the Line of Credit Agreement, dated as of February 3, 2003, between the Borrower and MacAndrews & Forbes Holdings Inc.

          "Loan": any loan maintained by any Lender pursuant to Section 2.1 of this Agreement.

          "Loan Documents": this Agreement, the Security Documents, the Applications and the Notes.

          "Loan Parties": the Borrower and each Subsidiary of the Borrower which is a party to a Loan Document.

          "M&F Worldwide": M&F Worldwide Corp., a Delaware corporation.

          "Majority Facility Lenders": (i) with respect to the Term Loan Facility, the holders of more than 50% of the aggregate unpaid outstanding principal amount of the Term Loans and (ii) with respect to the Letter of Credit Facility, the holders of more than 50% of the aggregate unpaid principal amount of the L/C Obligations.

          "Material Adverse Effect": a material adverse effect on (a) the business, assets, property, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole, (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder or (c) the ability of the Borrower to perform any of its obligations under this Agreement.

          "Materials of Environmental Concern": any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

          "Multiemployer Plan": a Plan (other than a welfare plan as defined in Section 3(1) of ERISA) which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

          "Net Cash Proceeds": in connection with any Net Proceeds Event, the gross proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Net Proceeds Event, net of (i) attorneys' fees, accountants' fees, investment banking fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith, (ii) the amount of liabilities (other than intercompany liabilities or liabilities owing to any Affiliate of such Person), if any, which are required to be repaid at the time or as a result of any Net Proceeds Event out of the proceeds thereof and (iii) taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements).

          "Net Proceeds Event":

               (i) the issuance by the Borrower or any of its Subsidiaries of any Capital Stock (excluding (x) any Capital Stock issued under any compensatory stock option plan of the Borrower or any of its Subsidiaries in the ordinary course of business the Net Cash Proceeds of which shall not exceed $5,000,000 in the aggregate during the term of this Agreement,

                    (y) any Capital Stock issued by any Subsidiary of the Borrower to the Borrower or any other Subsidiary of the Borrower) and (z) any Capital Stock issued by the Borrower on the Effective Date as contemplated under Section 5.1);

               (ii) the incurrence by the Borrower or any of its Subsidiaries of any Indebtedness for borrowed money (excluding Indebtedness incurred in accordance with Section 7.2);

               (iii) any Asset Sale; and

               (iv) any Recovery Event.

          "New Zealand Pledge Agreement": the Specific Security Deed, dated on or before January 30, 2004, pursuant to which the Borrower shall grant to the Administrative Agent for the benefit of the Lenders a security interest in shares of capital stock of Panavision NZ, substantially in the form of
     Exhibit I, as the same may be amended, supplemented or otherwise modified from time to time.

          "Non-Core Assets": the assets listed on Schedule 1.1B hereto.

          "Non-Excluded Taxes": as defined in Section 2.14(a).

          "Non-U.S. Lender": as defined in Section 2.14(d).

          "Note Trustee": Wilmington Trust Company, as trustee under the Senior
     Note Indenture and note collateral agent under the Collateral Agency Agreement.

          "Notes": the collective reference to any promissory note evidencing Loans.

          "Obligations": the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Lender (or, in the case of Rate Hedging Agreements, any affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Rate Hedging Agreement entered into with any Lender or any affiliate of any Lender, or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.

          "OID Fee": as defined in Section 2.4.

          "Other Taxes": any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

          "Panavision Canada Holdings": Panavision Canada Holdings Inc., a Canada corporation.

          "Panavision NZ": Panavision NZ Limited, a New Zealand limited company.

          "Pany": Pany Rental, Inc., a New York corporation.

          "Pany Loan Agreement": the Loan Agreement, dated as of October 31, 2001, between Pany and Financial Federal Credit Inc., as amended as of July 1, 2003, as further amended, supplemented or otherwise modified from time to time.

          "Pany Note": the promissory note of Pany in favor of Holdings, in the principal amount of $630,780, plus accrued interest.

          "Participant": as defined in Section 10.6(c).

          "Payment Obligations": (a) all principal, interest, fees, charges, expenses, attorneys' fees and disbursements, indemnities, reimbursement obligations and any other amounts payable by any Person under any Loan Document (including, without limitation, the L/C Obligations and interest accruing at the then applicable rate provided for herein after the maturity of the Loans to the extent any Loans are then outstanding and interest accruing at the then applicable rate provided for herein after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) and (b) any amount in respect of any of the foregoing that the Administrative Agent or any Lender, in its sole discretion, may elect to pay or advance under this Agreement on behalf of such Person after the occurrence and during the continuance of a Default or an Event of Default.

          "Payment Office": the office specified from time to time by the Administrative Agent as its payment office by notice to the Borrower and the Lenders.

          "PBGC": the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

          "Permitted Holders": Ronald O. Perelman (or, in the event of his incompetence or death, his estate, heirs, executor, administrator, committee or other personal representative) (collectively, "heirs")) and any Person controlled, directly or indirectly, by Ronald O. Perelman or his heirs.

          "Permitted Reorganization": the proposed reorganization of the Borrower and its Subsidiaries in which (a) Panavision International LLC shall be created as a first-tier Subsidiary of the Borrower, (b) Panapage Co. LLC, Panapage One LLC, Panapage Two LLC and Panavision International, L.P. shall be merged into Panavision International LLC and (c) all first-tier Subsidiaries of the Borrower (other than Panavision International LLC) shall become first-tier Subsidiaries of Panavision International LLC instead, such that, after giving effect to such reorganization, Panavision International LLC shall be the only first-tier Subsidiary of the Borrower.

          "Person": an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

          "Plan": at a particular time, any employee benefit plan which is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in
     Section 3(5) of ERISA.

          "Potential Withdrawal Liability" shall have the meaning assigned to such term in Section 5.8.

          "Pro Forma Balance Sheet": as defined in Section 4.1(a).

          "Properties": as defined in Section 4.16(a).

          "Property": any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

          "Proposed August 2003 Refinancing": the proposed refinancing of the Existing Credit Agreement in July and August 2003 to have been arranged by Credit Suisse First Boston and Bear Stearns in which the closing thereof never occurred.

          "PX Escrow": PX Escrow Corp., a Delaware corporation.

          "Rate Hedging Agreement": any interest rate protection agreement, interest rate futures contract, interest rate option, interest rate cap or other interest rate hedge arrangement, foreign exchange contract or any other agreement or arrangement designed to provide protection against fluctuations in interest rates or currency exchange rates to or under which the Borrower or any of its Subsidiaries is a party or a beneficiary on the date hereof or becomes a party or a beneficiary after the date hereof.

          "Recovery Event": any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset (other than inventory and rental assets) of the Borrower or any of its Subsidiaries (excluding (i) subject to Section 6.10, Pany and its Subsidiaries and (ii) to the extent, and only to the extent, that within 180 days of receipt by the Borrower or any of its Subsidiaries of cash proceeds in respect of any such property or casualty insurance claim or condemnation proceeding, such Person commences and thereafter diligently pursues (x) the repair or replacement of the Property affected by such event, or (y) the repayment of any purchase money Indebtedness or Capital Lease obligations with respect to any such Property affected by such event).

          "Register": as defined in Section 10.6(b).

          "Regulation U": Regulation U of the Board as in effect from time to time.

          "Reimbursement Obligation": the obligation of the Borrower to reimburse the Issuing Lender pursuant to Section 3.3 for amounts drawn under Letters of Credit.

          "Reinvestment Deferred Amount": with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by the Borrower or any of its Subsidiaries in connection therewith that are not applied to prepay the Term Loans pursuant to Section 2.6(a) as a result of the delivery of a Reinvestment Notice.

          "Reinvestment Event": any sale of Non-Core Assets or sale permitted by
     Section 7.5(d) in respect of which the Borrower has delivered a Reinvestment Notice.

          "Reinvestment Notice": a written notice executed by a Responsible Officer stating that no Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds from the sale of Non-Core Assets or the sale permitted by Section 7.5(d), as applicable, to acquire or repair assets useful in its business (including by acquisition of the Capital Stock of a Person owning or operating such assets).

          "Reinvestment Prepayment Amount": with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire or repair assets useful in the Borrower's business.

          "Reinvestment Prepayment Date": with respect to any Reinvestment Event, the earlier of (a) the date occurring 360 days after such Reinvestment Event and (b) the date on which the Borrower shall have determined not to acquire or repair assets useful in the Borrower's business with all or any portion of the relevant Reinvestment Deferred Amount.

          "Reorganization": with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

          "Reportable Event": any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under regulations promulgated under Title IV of ERISA.

          "Required Lenders": the holders of more than 50% of the sum of (i) the aggregate unpaid principal amount of the Term Loans and (ii) the Total L/C Extensions of Credit.

          "Requirement of Law": as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its material Property or to which such Person or any of its material Property is subject.

          "Responsible Officer": any officer at the level of vice president or higher of the Borrower, but in any event, with respect to financial matters, the chief financial officer, chief accounting officer, treasurer or controller of the Borrower.

          "Revolving Credit Loans": as defined in the Existing Credit Agreement.

          "SEC": the Securities and Exchange Commission (or successors thereto or an analogous Governmental Authority).

          "Security Documents": the collective reference to the Guarantee and Collateral Agreement, the U.K. Pledge Agreement, the New Zealand Pledge Agreement, the Canadian Pledge Agreement and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any Property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

          "Senior Note Indenture": the Indenture, dated as of January 16, 2004, between the Borrower and the Note Trustee, providing for the issuance of the Senior Notes, together with all instruments and other agreements entered into by the Borrower or any of its Subsidiaries in connection therewith, as the same may be amended, supplemented or otherwise modified from time to time in accordance with Section 7.9.

          "Senior Notes": the 12 1/2% senior notes due 2009 issued by the Borrower on the Effective Date pursuant to the Senior Note Indenture.

          "Senior Subordinated Line of Credit Agreement": the Amended and Restated Senior Subordinated Line of Credit Agreement, dated as of January 16, 2004, between the Borrower and MacAndrews & Forbes Holdings Inc., as it may be amended from time to time to the extent permitted by Section 7.9.

          "Senior Subordinated Note Indenture": the Indenture dated as of February 11, 1998 between PX Escrow and The Bank of New York, as trustee, providing for the issuance of the Senior Subordinated Notes, together with all instruments and other agreements entered into by the Borrower or any of its Subsidiaries in connection therewith, as the same may be amended, supplemented or otherwise modified from time to time in accordance with
     Section 7.9.

          "Senior Subordinated Notes": (i) the 9 5/8% Senior Subordinated Discount Exchange Notes due 2006 of the Borrower and the 9 5/8% Senior Private Exchange Notes due 2006 of the Borrower, in each case, issuable pursuant to the Senior Subordinated Note Indenture, with terms identical in all material respects to those initially issued and exchanged therefor, or
     (ii) any refinancing of such senior subordinated notes of the Borrower on terms and conditions which either (A) (i) extend the maturity or reduce the amount of any payment of principal thereof or which would reduce the rate or extend the date for payment of interest thereon and are otherwise no less favorable to the Lenders (including without limitation the subordination provisions thereof) and (ii) do not involve the payment of a consent fee or (B) are otherwise reasonably satisfactory to the Required Lenders.

          "Series D Perpetual Preferred Stock": perpetual preferred stock of the Borrower, the terms and conditions of which are substantially as set forth in the draft Certificate of Designation previously delivered to the Administrative Agent.

          "Single Employer Plan": any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

          "Solvent": when used with respect to any Person, means that, as of any date of determination, (a) the amount of the "present fair saleable value" of the assets of such Person will, as of such date, exceed the amount of all "liabilities of such Person, contingent or otherwise", as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) "debt" means liability on a "claim", and (ii) "claim" means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

          "Specified Foreign Subsidiary": Panavision Canada Holdings, Panavision NZ and Panavision Europe Limited.

          "Stock Purchase Agreement": the Stock Purchase Agreement, dated July 2, 2001, between M&F Worldwide, Las Palmas and the selling shareholders named therein.

          "Subsidiary": as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

          "Subsidiary Guarantor": each Subsidiary of the Borrower other than (a) any Foreign Subsidiary and (b) to the extent permitted by Section 10.1, EFILM and Pany.

          "Tax Sharing Agreement": means that certain Tax Sharing Agreement entered into as of February 1, 1999, among Mafco Holdings, Inc., a Delaware Corporation, the Borrower and certain Subsidiaries of the Borrower signatory thereto, as amended, modified or supplemented from time to time.

          "Term Loans": the term loans outstanding under the Term Loan Facility. As of the Effective Date, the aggregate principal amount of the Term Loans is $135,600,000, and the principal amount of the Term Loans of each Term Loan Lender is set forth on Schedule 1.1A hereto.

          "Term Loan Facility": as defined in Section 2.1.

          "Term Loan Lender": each Lender which has made a Term Loan.

          "Term Loan Percentage": as to any Term Loan Lender at any time, the percentage which the aggregate principal amount of such Lender's Term Loans then outstanding constitutes of the aggregate principal amount of the Term Loans then outstanding.

          "Total L/C Extensions of Credit": at any time, the aggregate amount of the L/C Extensions of Credit of the Issuing Lender at such time.

          "Tranche A Term Loans": as defined in the Existing Credit Agreement.

          "Tranche B Term Loans": as defined in the Existing Credit Agreement.

          "Transaction Charges": to the extent deducted in determining Consolidated Net Income in such period, (i) the aggregate amount of refinancing costs paid by the Borrower in connection with the Proposed August 2003 Refinancing, not to exceed $2,100,000, (ii) nonrecurring charges related to or arising out of fees and expenses incurred in connection with the Sixth and Seventh Amendments to the Existing Credit Agreement and (iii) nonrecurring charges related to or arising out of fees and expenses incurred in connection with the execution of this Agreement and the financings contemplated hereby, including the issuance of the Senior Notes.

          "Transferee": as defined in Section 10.15.

          "Trustee": Wilmington Trust Company, as trustee under the Collateral Agency Agreement.

          "Type": as to any Loan, its nature as an ABR Loan or a Eurodollar
     Loan.

          "U.K. Pledge Agreement": the Share Charge Agreement, dated as of June 4, 1998, as amended pursuant to a side letter, dated on or before January 30, 2004, pursuant to which Panavision International L.P. shall grant to the Administrative Agent for the benefit of the Lenders a security interest in shares of Panavision Europe Limited, substantially in the form of Exhibit H, as the same may be amended, supplemented or otherwise modified from time to time.

          "Undrawn L/C Obligations": the portion, if any, of the Payment Obligations constituting the contingent obligation of the Borrower to reimburse the Issuing Lender in respect of the then undrawn and unexpired portions of the Letters of Credit issued by the Issuing Lender pursuant to
     Section 3.1.

          "Uniform Customs": the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, as the same may be amended from time to time.

          "United States": the United States of America.

          "Voting Stock": as to any Person, Capital Stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect the board of directors, managers or trustees of such Person (irrespective of whether or not at the time Capital Stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

          "Wholly Owned Subsidiary": as to any Person, any other Person all of the Capital Stock of which (other than directors' qualifying shares required by law and in the case of Panavision Canada Holdings, shares and/or options for shares issued (or to be issued) to its directors, officers or employees for up to 15% of the Capital Stock of Panavision Canada Holdings) is owned by such Person directly and/or through other Wholly Owned Subsidiaries (it being understood that, in the case of Panavision Canada Holdings, the issuance of such shares and/or options contemplated above shall not preclude it from being treated as a Wholly Owned Subsidiary of the Borrower for purposes of the Loan Documents).

          "Wholly Owned Subsidiary Guarantor": any Subsidiary Guarantor that is a Wholly Owned Subsidiary of the Borrower.

          1.2. Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

          (b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the Borrower and its

Subsidiaries not defined in Section 1.1 and accounting terms partly defined in
Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

          (c) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

          (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

                  SECTION II. AMOUNT AND TERMS OF COMMITMENTS

          2.1. Term Loans. On the date hereof and prior to the effectiveness of this Agreement, the Borrower prepaid a portion of the Tranche A Term Loans, Tranche B Term Loans and Revolving Credit Loans outstanding under the Existing Credit Agreement. Each Lender was given the option of accepting such prepayment or rejecting such prepayment. The portion of the prepayment rejected by certain of the Lenders was allocated on a pro rata basis to each accepting Lender's Tranche A Term Loans, Tranche B Term Loans and Revolving Credit Loans, as applicable. On the Effective Date, the remaining outstanding Tranche A Term Loans, Tranche B Term Loans and Revolving Credit Loans shall be converted into a single term loan facility amortizing as set forth in Section 2.2 (the "Term Loan Facility"), which shall remain outstanding to the Borrower in dollars hereunder on the terms set forth herein. After giving effect to the partial prepayment of the Tranche A Term Loans, the Tranche B Term Loans and the Revolving Credit Loans referred to above, each Lender agrees that it shall maintain a Term Loan hereunder as set forth on Schedule 1.1A.

          2.2. Repayment of Term Loans. The Term Loan of each Term Loan Lender shall mature in 12 consecutive quarterly installments, commencing on March 31, 2004 with one final payment on January 12, 2007, each of which shall be in an amount equal to such Lender's Term Loan Percentage multiplied by the amount set forth below opposite such installment:

Installment          Principal Amount
-----------          ----------------

March 31, 2004       $  1,250,000
June 30, 2004           1,250,000
September 30, 2004      1,250,000
December 31, 2004       1,250,000
March 31, 2005          1,875,000
June 30, 2005           1,875,000
September 30, 2005      1,875,000
December 31, 2005       1,875,000
March 31, 2006          2,500,000
June 30, 2006           2,500,000
September 30, 2006      2,500,000
January 12, 2007      115,600,000

Notwithstanding the foregoing, if any Senior Subordinated Notes remain outstanding on September 1, 2005, all then outstanding Term Loans shall automatically become due and payable on such date.

          2.3. Repayment of Term Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Term Loan Lender the principal amount of each Term Loan of such Term Loan Lender in installments according to the amortization schedule set forth in Section 2.2 (or on such earlier date on which the Loans become due and payable pursuant to Section 2.2 or Section 8). The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.9.

          (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

          (c) The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 10.6(b), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder and any Note evidencing such Loan, the Type thereof and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender's share thereof.

          (d) The entries made in the Register and the accounts of each Lender maintained pursuant to Section 2.3(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to such Borrower by such Lender in accordance with the terms of this Agreement.

          (e) The Borrower agrees that, upon the request to the Administrative Agent by any Lender, the Borrower will execute and deliver to such Lender a promissory note of the Borrower evidencing any Term Loans of such Lender, substantially in the form of Exhibit F, with appropriate insertions as to date and principal amount.

          2.4. Fees, etc. The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in any fee agreements with the Administrative Agent and to perform any other obligations contained therein, including, the payment on the Effective Date (the "OID Fee") to JPMorgan Chase Bank, for the ratable account of the Term Loan Lenders (with the term loan allocations as reflected on Schedule 1.1A hereto), of an amount equal to the product of (a) 0.015 and (b) $135,600,000, the aggregate principal amount of the Term Loans.

          2.5. Optional Prepayments. The Borrower may at any time and from time to time prepay the Term Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent at least three Business Days prior thereto in the case of Eurodollar Loans and at least one Business Day prior thereto in the case of ABR Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or ABR Loans; provided that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.15. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid. Partial prepayments of Term Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof.

          2.6. Mandatory Prepayments. (a) If on any date the Borrower or any of its Subsidiaries (other than, subject to Section 6.10, Pany and its Subsidiaries; provided, that in the event that Pany and/or its Subsidiaries become a party to the Guarantee and Collateral Agreement, this Section 2.6(a) shall also apply to them) shall receive Net Cash Proceeds from any Net Proceeds Event (other than the sale of any Non-Core Assets or any disposition permitted by Section 7.5(d), which shall be applied as set forth below), such Net Cash Proceeds shall be applied, to the extent required, on such date toward the prepayment of the Term Loans as set forth in Section 2.6(c); provided, that in the case of any Asset Sale or Recovery Event, such prepayment of the Term Loans need not be made pursuant to this Section 2.6(a) until the Borrower or any of such Subsidiaries shall have received at least $5,000,000 in Net Cash Proceeds in the aggregate from Asset Sales or Recovery Events, at which time, such $5,000,000 in Net Cash Proceeds from any Asset Sales or Recovery Events and all further Net Cash Proceeds from any Asset Sales or Recovery Events shall be promptly applied to the prepayment of the Term Loans as set forth in Section 2.6(c); provided, further, that, notwithstanding the foregoing, if EFILM or any Subsidiary of EFILM receives any Net Cash Proceeds from any Net Proceeds Events, such Net Cash Proceeds shall be deemed not to have been received by the Borrower or any of its Subsidiaries for purposes of this Section 2.6(a) except to the extent actually received by the Borrower or Las Palmas in the form of cash dividends or cash distributions. Notwithstanding anything herein to the contrary, in the event that the Borrower or any of its Subsidiaries shall have received Net Cash Proceeds from the sale of any Non-Core Assets or pursuant to a disposition permitted by Section 7.5(d), such Net Cash Proceeds shall be applied toward the prepayment of the Term Loans as set forth in Section 2.6(c) unless a Reinvestment Notice has been delivered in respect thereof; provided, that, (i) the aggregate Net Cash Proceeds from such sale that may be excluded from the foregoing requirement pursuant to a Reinvestment Notice shall not exceed $25,000,000 during the term of this Agreement, (ii) pending reinvestment, such Net Cash Proceeds shall be deposited in a cash collateral account maintained with the Administrative Agent with reasonably satisfactory terms, subject to release for reinvestment at any time when no Default or Event of Default has occurred and is continuing and (iii) on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Term Loans.

          (b) If for any fiscal year of the Borrower commencing with the fiscal year ended December 31, 2004, there shall be Excess Cash Flow, the Borrower shall, on the relevant Excess Cash Flow Application Date, apply the ECF Percentage of such Excess Cash Flow toward the prepayment of the Term Loans as set forth in Section 2.6(c). Each such prepayment shall be made on a date (an "Excess Cash Flow Application Date") no later than five days after the earlier of (i) the date on which the financial statements of the Borrower referred to in
Section 6.1(a), for the fiscal year with respect to which such prepayment is made, are required to be delivered to the Lenders and (ii) the date such financial statements are actually delivered.

          (c) Amounts to be applied in connection with prepayments of Term Loans pursuant to Section 2.6 shall be applied ratably to the prepayment of the Term Loans. The application of any prepayment pursuant to Section 2.6 shall be made, first, to ABR Loans and, second, to Eurodollar Loans. Each prepayment of the Term Loans under Section 2.6 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

          (d) If, as a result of the making of any payment required to be made pursuant to this Section 2.6, the Borrower would incur costs pursuant to Section 2.15, the Borrower may deposit the amount of such payment with the Administrative Agent, for the benefit of the Lenders, in a cash collateral account, until the end of the applicable Interest Period at which time such payment shall be made. The Borrower hereby grants to the Administrative Agent, for the benefit of the Lenders, a security interest in all amounts from time to time on deposit in such cash collateral account and expressly waives all rights

(which rights the Borrower hereby acknowledges and agrees are vested exclusively in the Administrative Agent) to exercise dominion or control over any such amounts.

          2.7. Conversion and Continuation Options. (a) The Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent at least one Business Day's prior irrevocable notice of such election, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent at least three Business Days' prior irrevocable notice of such election (which notice shall specify the length of the initial Interest Period therefor); provided, that no ABR Loan may be converted into a Eurodollar Loan (i) when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Facility Lenders in respect of the Term Loan Facility have determined in its or their sole discretion not to permit such conversions or (ii) after the date that is one month prior to the final scheduled termination or maturity date of the Term Loan Facility. Upon receipt of any such notice, the Administrative Agent shall promptly notify each relevant Lender thereof.

          (b) Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term "Interest Period" set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan may be continued as such (i) when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of the Term Loan Facility have determined in its or their sole discretion not to permit such continuations or (ii) after the date that is one month prior to the final scheduled termination or maturity date of the Term Loan Facility, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice, the Administrative Agent shall promptly notify each relevant Lender thereof.

          2.8. Minimum Amounts and Maximum Number of Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions, continuations and optional prepayments of Eurodollar Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $1,000,000 or a whole multiple of $100,000 in excess thereof and (b) no more than ten Eurodollar Tranches shall be outstanding at any one time.

          2.9. Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

          (b) Each ABR Loan shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin.

          (c) (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), all of the aggregate principal unpaid amount of the Loans and Reimbursement Obligations shall bear interest at a rate per annum which is equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this
Section 2.9 plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to ABR Loans plus 2%, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate applicable to ABR Loans plus 2%, in each case, with respect to clauses (i) and
(ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

          (d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section
2.9 shall be payable from time to time on demand.

          2.10. Computation of Interest and Fees. (a) Interest, fees and commissions payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the Alternate Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

          (b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Sections 2.9(a) or 2.9(b).

          2.11. Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

          (a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

          (b) the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders at least two Business Days prior to the commencement of any such Interest Period. Unless the Borrower shall have notified the Administrative Agent promptly upon receipt of such telecopy or telephonic notice that it wishes to rescind or modify its request regarding (i) proposed Loans that the Borrower has requested be made as Eurodollar Loans, (ii) a Eurodollar Loan that will result from the requested conversion of all or part of ABR Loans into Eurodollar Loans or (iii) the continuation of a Eurodollar Loan as such for an additional Interest Period, then (x) any Eurodollar Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans under the relevant Facility shall be converted, on the last day of the then current Interest Period, to ABR Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar

Loans under the relevant Facility shall be made or continued as such, nor shall the Borrower have the right to convert Loans under the relevant Facility to Eurodollar Loans.

          2.12. Pro Rata Treatment and Payments. (a) Each optional prepayment of Term Loans pursuant to Section 2.5 shall be made pro rata according to the respective outstanding principal amounts of the Term Loans then held by the Term Loan Lenders. Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Term Loans shall be made pro rata according to the respective outstanding principal amounts of the Term Loans then held by the Term Loan Lenders. Except as otherwise provided in the following sentence, the amount of each principal prepayment of the Term Loans shall be applied to reduce the then remaining installments of the Term Loans pro rata based upon the then remaining principal amount thereof. If any optional prepayment of Term Loans is made pursuant to Section 2.5 at any time other than on a scheduled installment date in respect of the Term Loans, the amount of each principal prepayment of the Term Loans shall be applied to reduce the next originally scheduled installment (unless previously prepaid) of the Term Loans pro rata based upon the then remaining principal amount thereof, and, if any such prepayment amount remains after the payment in full of the next originally scheduled installment of the Term Loans, any such remaining amount shall be applied in the manner set forth in the preceding sentence. Amounts repaid or prepaid on account of the Term Loans may not be reborrowed.

          (b) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 1:00 P.M., New York City time, on the due date thereof to the Administrative Agent, for the ratable account of the Lenders, at the Payment Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

          (c) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment being made hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days of such required date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

          2.13. Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof shall:

               (i) subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Application or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 2.14 and changes in the rate of tax on the overall net income of such Lender);

               (ii) impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the Eurodollar Rate hereunder; or

               (iii) impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable as reasonably determined by such Lender. If any Lender becomes entitled to claim any additional amounts pursuant to this Section 2.13, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

          (b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender's or such corporation's capital as a consequence of its obligations to lend hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender's or such corporation's policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction; provided that the Borrower shall not be required to compensate a Lender pursuant to this paragraph for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower of such Lender's intention to claim compensation therefor; and provided further that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect.

          (c) A certificate as to any additional amounts payable pursuant to this Section 2.13 submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall contain supporting calculations and an explanation in connection therewith and shall be conclusive in the absence of manifest error. The obligations of the Borrower pursuant to this Section 2.13 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

          2.14. Taxes. (a) All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative

Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings ("Non-Excluded Taxes") or Other Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender's failure to comply with the requirements of paragraph (d) or (e) of this Section, (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, except to the extent that such Lender's assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to Section 2.14(a) or
(iii) that are imposed as a result of an event occurring after the Lender becomes a Lender other than a change in law or regulation or the introduction of any law or regulation or a change in interpretation or administration of any law.

          (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

          (c) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure.

          (d) Each Lender (or Transferee) that is not a "U.S. Person" as defined in Section 7701(a)(30) of the Code (a "Non-U.S. Lender") shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of "portfolio interest", a statement substantially in the form of Exhibit H and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms within ten (10) Business Days after receipt of a written notification from the Borrower that any form previously delivered by such Non-U.S. Lender is invalid or is due to expire or to become obsolete. Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

          (e) A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender's judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

          (f) If the Administrative Agent or any Lender becomes aware that it is entitled to claim a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.14, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.14 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

          (g) The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

          2.15. Indemnity. The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur in its reemployment of funds obtained in connection with the making or maintaining of, or converting to, Eurodollar Loans, as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day which is not the last day of an Interest Period with respect thereto. Calculation of all amounts payable to a Lender under this Section 2.15 shall be made as though such Lender had actually funded its relevant Eurodollar Loan through the purchase of a Eurodollar deposit bearing interest at the Eurodollar Rate in an amount equal to the amount of such Eurodollar Loan, having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of such Lender to a domestic office of such Lender in the United States; provided that each Lender may fund each of its Eurodollar Loans in any manner it sees fit and the foregoing assumption shall be utilized only for the calculation of amounts payable under this Section 2.15. A certificate as to any amounts payable pursuant to this Section 2.15 submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

          2.16. Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) such Lender shall promptly notify the Administrative Agent and Borrower thereof, (b) the commitment of such

Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert ABR Loans to Eurodollar Loans shall forthwith be cancelled and (c) such Lender's Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to ABR Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.15.

          2.17. Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.13 or 2.14(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section 2.21 shall affect or postpone any of the obligations of any Borrower or the rights of any Lender pursuant to Section 2.13 or 2.14(a).

          2.18. Replacement of Lenders under Certain Circumstances. The Borrower shall be permitted to replace any Lender which requests reimbursement for amounts owing pursuant to Section 2.13 or 2.14 with a replacement financial institution; provided, that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 2.17 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.13 or 2.14,
(iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender under
Section 2.15 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto,
(vi) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of
Section 10.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.13 or 2.14, as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights which the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

                         SECTION III. LETTERS OF CREDIT

          3.1. Outstanding Letters of Credit. (a) The letters of credit outstanding under the Existing Credit Agreement as of the Effective Date and listed on Schedule 3.1 hereto (the "Letters of Credit") shall be maintained hereunder by the Issuing Lender (the "Letter of Credit Facility"). The Undrawn L/C Obligations in respect of each Letter of Credit shall be Fully Secured from and after the Effective Date. The Issuing Lender shall not at any time be obligated to issue any additional Letter of Credit hereunder.

          (b) Each Letter of Credit shall be subject to the Uniform Customs and, to the extent not inconsistent therewith, the laws of the State of New York.

          (c) In the event that the Borrower is unable, on or before the date which is sixty (60) days after the Effective Date, to amend each Letter of Credit to provide that the expiry date thereof is no later than January 5, 2007, the Issuing Lender shall have the right not to renew each Letter of Credit not so amended.

          3.2. Commissions, Fees and Other Charges. (a) The Borrower will pay to the Issuing Lender a commission on the face amount of all outstanding Letters of Credit at a per annum rate equal to 6.25% and payable quarterly in arrears on each L/C Fee Payment Date after the issuance date. In addition, the Borrower shall pay to the Issuing Lender for its own account a fronting fee of 1/4 of 1% per annum of the undrawn and unexpired amount of the Letter of Credit, payable quarterly in arrears on each L/C Fee Payment Date after the Effective Date.

          (b) In addition to the foregoing fees and commissions, the Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

          3.3. Reimbursement Obligation of the Borrower. The Borrower agrees to reimburse the Issuing Lender on each date on which the Issuing Lender notifies the Borrower of the date and amount of a draft presented under any Letter of Credit and paid by the Issuing Lender for the amount of (a) such draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment. Each such payment shall be made to the Issuing Lender at its address for notices specified herein in lawful money of the United States and in immediately available funds. Interest shall be payable on any and all amounts remaining unpaid by the Borrower under this Section from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full at the rate set forth in
Section 2.9(c); provided, that if the Issuing Lender does not notify the Borrower as provided for above earlier than 11:00 A.M. (New York City time) on the date such draft is paid, then for such day (and until the next Business Day) all amounts remaining unpaid in respect of such notice shall bear interest at the rate set forth in Section 2.9(b).

          3.4. Obligations Absolute. The Borrower's obligations under this
Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower may have or have had against the Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Borrower's Reimbursement Obligations under Section 3.3 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Lender. The Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards or care specified in the Uniform Commercial Code of the State of New York, shall be binding on the Borrower and shall not result in any liability of the Issuing Lender to the Borrower.

          3.5. Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Borrower of the date and amount thereof. The responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

          3.6. Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this
Section 3, the provisions of this Section 3 shall apply.

                   SECTION IV. REPRESENTATIONS AND WARRANTIES

          To induce the Administrative Agent and the Lenders to enter into this Agreement and to maintain the Loans and Letters of Credit hereunder, the Borrower hereby represents and warrants to the Administrative Agent and each Lender that:

          4.1. Financial Condition. (a) The unaudited pro forma consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at September 30, 2003 (including the notes thereto) (the "Pro Forma Balance Sheet"), copies of which have heretofore been furnished to each Lender, has been prepared giving effect (as if such events had occurred on such date) to (i) the transactions contemplated hereby and (ii) the payment of fees and expenses in connection with the foregoing. The Pro Forma Balance Sheet has been prepared based on the best information available to the Borrower as of the date of delivery thereof, and presents fairly on a pro forma basis the estimated financial position of Borrower and its consolidated Subsidiaries as at September 30, 2003, assuming that the events specified in the preceding sentence had actually occurred at such date.

          (b) The audited consolidated balance sheets of the Borrower as at December 31, 2001 and December 31, 2002 and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, certified without a "going concern" or like qualification or exception, or qualification arising out of the scope of the audit, by Ernst & Young LLP, present fairly the consolidated financial condition of the Borrower as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. The unaudited consolidated balance sheet of the Borrower as at September 30, 2003, and the related unaudited consolidated statements of income and cash flows for the nine-month period ended on such date, present fairly the consolidated financial condition of the Borrower as at such date, and the consolidated results of its operations and its consolidated cash flows for the nine-month period then ended (subject to normal year-end audit adjustments and to the absence of footnotes). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as disclosed in the notes thereto). The Borrower and its Subsidiaries do not have any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including, without limitation, any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, which are not reflected in the most recent financial statements referred to in this paragraph (b) (or in the notes thereto) or permitted to be incurred under this Agreement. During the period from December 31, 2002 to and including the date of this Agreement there has been no Disposition by the Borrower of any material part of its business or Property, except as permitted by Section 7.5.

          4.2. No Change. Since December 31, 2002 there has been no development or event which has had or would be reasonably likely to have a Material Adverse Effect.

          4.3. Corporate Existence; Compliance with Law. Each Loan Party and each Specified Foreign Subsidiary (a) is a corporation or partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization (except no representation is made as to the good standing of any Subsidiary organized under the laws of a jurisdiction in which there is no concept of good standing), (b) has the corporate or partnership power and authority, and the legal right, to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified to do business and in good standing under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification except to the extent that the failure to so qualify would not, in the aggregate, be reasonably likely to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith would not, in the aggregate, be reasonably likely to have a Material Adverse Effect.

          4.4. Corporate or Partnership Power; Authorization; Enforceable Obligations. Each Loan Party has the corporate or partnership power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to borrow hereunder. Each Loan Party has taken all necessary corporate or partnership action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the borrowings on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 4.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect, (ii) the filings referred to in Section 4.18 and (iii) those which, in the aggregate, would not be reasonably likely to have a Material Adverse Effect if not obtained or made. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

          4.5. No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any material Requirement of Law or any Contractual Obligation of the Borrower or any of its Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of their respective material properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents).

          4.6. No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or any of its Subsidiaries or against any of their respective properties or revenues
(a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) which would be reasonably likely to have a Material Adverse Effect.

          4.7. No Default. Neither the Borrower nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect which would be reasonably likely to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

          4.8. Ownership of Property; Liens. Each of the Borrower and its Subsidiaries has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other Property, and none of such Property is subject to any Lien except as permitted by Section 7.3.

          4.9. Intellectual Property. The Borrower and each of its Subsidiaries owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted that is material to the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower and its Subsidiaries taken as a whole. No material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property that is material to the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower and its Subsidiaries taken as a whole or the validity or effectiveness of any such Intellectual Property, nor does the Borrower know of any valid basis for any such claim. The use of such Intellectual Property by the Borrower and its Subsidiaries does not infringe on the rights of any Person, except to the extent of any infringements which would not, in the aggregate, be reasonably likely to have a Material Adverse Effect.

          4.10. Taxes. The Borrower and each of its Subsidiaries has filed or caused to be filed all Federal, state and other material tax returns which are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its Property and all other taxes, fees or other charges imposed on it or any of its Property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or its Subsidiaries, as the case may be); no tax Lien has been filed.

          4.11. Federal Regulations. No part of the proceeds of any Loans will be used for "purchasing" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose which violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 referred to in Regulation U.

          4.12. Labor Matters. There are no strikes or other labor disputes against the Borrower or any of its Subsidiaries pending or, to the knowledge of the Borrower, threatened that (individually or in the aggregate) would be reasonably likely to have a Material Adverse Effect. Hours worked by and payment made to employees of the Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters that (individually or in the aggregate) would be reasonably likely to have a Material Adverse Effect. All payments due from the Borrower or any of its Subsidiaries on account of employee health and welfare insurance that (individually or in the aggregate) would be reasonably likely to have a Material Adverse Effect if not paid have been paid or accrued as a liability on the books of the Borrower or the relevant Subsidiary.

          4.13. ERISA. No Reportable Event has occurred during the immediately preceding six-year period with respect to any Plan that resulted or would be reasonably likely to result in any unpaid liability, and each Plan (other than any Multiemployer Plan or any multiemployer health or welfare plan) has complied and has been administered in all material respects with the applicable provisions of ERISA and the Code, except as such Reportable Event or such failure to comply or be so administered would not reasonably be likely to have a Material Adverse Effect. The amount by which the present value of all accrued benefits under each Single Employer Plan maintained by the Borrower or any of its Subsidiaries or any Commonly Controlled Entity (based on those assumptions used to fund the Plans), as of the last annual valuation date applicable thereto, exceeds the value of the assets of each such Plan allocable to such benefits, in the aggregate for all such Plans as to which such present value of benefits exceeds the value of its assets (the "Unfunded Pension Amount"), is less than $60,000,000, when aggregated with the Potential Withdrawal Liability. Neither the Borrower nor any of its Subsidiaries nor any Commonly Controlled Entity has during the immediately preceding six-year period had a complete or partial withdrawal from any Multiemployer Plan that resulted or would be reasonably likely to result in any unpaid withdrawal liability under Section 4201 of ERISA that would be reasonably likely to have a Material Adverse Effect, and the withdrawal liability under Section 4201 of ERISA to which the

Borrower or any of its Subsidiaries or any Commonly Controlled Entity would become subject under ERISA if the Borrower or any of its Subsidiaries or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the most recent valuation date applicable thereto (the "Potential Withdrawal Liability") is not in excess of $60,000,000, when aggregated with the Unfunded Pension Amount. Neither the Borrower nor any of its Subsidiaries nor any Commonly Controlled Entity has received notice that any Multiemployer Plan is in Reorganization or Insolvent where such Reorganization or Insolvency has resulted, or would be reasonably likely to result in an unpaid liability that would be reasonably likely to have a Material Adverse Effect nor, to the best knowledge of the Borrower or any of its Subsidiaries, is any such Reorganization or Insolvency reasonably likely to occur. The obligations of the Borrower and each of its Subsidiaries and each Commonly Controlled Entity for post retirement benefits to be provided to their current and former employees under Plans which are welfare benefits plans (as defined in Section 3(l) of ERISA) are not reasonably likely to have a Material Adverse Effect, when aggregated with their obligations with respect to the Unfunded Pension Amount and the Potential Withdrawal Liability.

          4.14. Investment Company Act; Other Regulations. No Loan Party is an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) which limits its ability to incur Indebtedness.

          4.15. Subsidiaries. (a) Schedule 4.15 sets forth as of the Effective Date the name and jurisdiction of incorporation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party.

          (b) There are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted under compensatory stock option plans and other than directors' qualifying shares) of any nature relating to any Capital Stock of the Borrower or any Subsidiary, except (i) under the Loan Documents and (ii) as set forth on
Schedule 4.15(b).

          4.16. Environmental Matters. Except as individually or in the aggregate would not be reasonably likely to result in a Material Adverse Effect:

          (a) The facilities and properties owned, leased or operated by the Borrower or any of its Subsidiaries (the "Properties") do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances which (i) constitute or constituted a violation of, or (ii) could give rise to liability under, any Environmental Law.

          (b) The Properties and all operations at the Properties are in material compliance, and have in the last five years been in material compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the business operated by the Borrower or any of its Subsidiaries (the "Business"). Neither the Borrower nor any of its Subsidiaries has assumed any liability of any other Person under Environmental Laws.

          (c) Neither the Borrower nor any of its Subsidiaries has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the Business, nor does the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened.

          (d) Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location which could give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law.

          (e) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened, under any Environmental Law to which the Borrower or any Subsidiary is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business.

          (f) There has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of the Borrower or any Subsidiary in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.

          4.17. Accuracy of Information, etc. No information, schedule, exhibit or report or other document furnished by or on behalf of the Borrower or any of its Subsidiaries to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or pursuant to the terms of this Agreement, as such information, schedule, exhibit or report or other document has been amended, supplemented or superseded by any other information, schedule, exhibit or report or other document later delivered to the same parties receiving such information, schedule, exhibit or report or other document, contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein, in light of the circumstances when made, not materially misleading; provided that in the case of information, schedules, exhibits or reports or other documents made, delivered or prepared by Persons other than the Borrower, its Subsidiaries and their agents, such representation and warranty is subject to the qualification that it is true and correct only to the knowledge of the Borrower and its Subsidiaries. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. There is no fact known to any Loan Party on the date of the Agreement that would be reasonably likely to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents or in any documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

          4.18. Security Documents. (a) The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Stock described in the Guarantee and Collateral Agreement, when stock certificates representing such Pledged Stock and stock powers related thereto duly executed in blank by the relevant pledgor are delivered to the Administrative Agent, and in the case of the other Collateral described in the Guarantee and Collateral Agreement, when financing statements in appropriate form are filed in the offices specified on Schedule 4.18(a) and such other filings and actions as are specified in Schedule 3 to the Guarantee and Collateral Agreement, the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person (except (x), in the case of Collateral other than Pledged Stock, Liens permitted by Section 7.3 (other than the Liens securing the Senior Notes), (y) in the case of Capital Stock of EFILM, to the extent permitted by Sections 7.3(p) and 7.3(q)) and (z) in the case of Pledged Stock, Liens permitted by Section 7.3(h).

          (b) Upon execution and delivery thereof by the parties thereto, the U.K. Pledge Agreement shall be effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in not less than 65% of the Capital Stock of Panavision Europe Limited and, when the actions specified in the U.K. Pledge Agreement have been completed, security interests granted pursuant thereto shall constitute a perfected first lien on, and security interest in, all right, title and interest of the pledgor party thereto in such Capital Stock.

          (c) Upon execution and delivery thereof by the parties thereto, the New Zealand Pledge Agreement shall be effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in not less than 65% of the Capital Stock of Panavision NZ and, when the actions specified in the New Zealand Pledge Agreement have been completed, security interests granted pursuant thereto shall constitute a perfected first lien on, and security interest in, all right, title and interest of the pledgor party thereto in such Capital Stock.

          (d) Upon execution and delivery thereof by the parties thereto, the Canadian Pledge Agreement shall be effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in not less than 65% of the Capital Stock of Panavision Canada Holdings and, when the actions specified in the Canadian Pledge Agreement have been completed, security interests granted pursuant thereto shall constitute a perfected first lien on, and security interest in, all right, title and interest of the pledgor party thereto in such Capital Stock.

          4.19. Solvency. The Borrower is, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith will be Solvent on a consolidated and unconsolidated basis.

          4.20. Senior Indebtedness. The Obligations in respect of the Loan Documents constitute "Senior Debt" of the Borrower under and as defined in the Senior Subordinated Note Indenture. The obligations of each Subsidiary Guarantor under the Guarantee and Collateral Agreement constitute "Senior Debt" of such Subsidiary Guarantor under and as defined in the Senior Subordinated Note Indenture.

                        SECTION V. CONDITIONS PRECEDENT

          5.1. Conditions to Effective Date. This Agreement shall become effective upon satisfaction of the following conditions precedent:

          (a) Loan Documents. The Administrative Agent shall have received (i) this Agreement, executed and delivered by a duly authorized officer of the Borrower, (ii) the Guarantee and Collateral Agreement, executed and delivered by a duly authorized officer of the Borrower and each Subsidiary Guarantor and (iii) the Collateral Agency Agreement, executed and delivered by a duly authorized officer of the Trustee and the Note Collateral Agent.

          (b) Equity Contribution. The Borrower shall have received at least $23,000,000 in cash from a common equity contribution by the Equity Investor (the "Equity Contribution").

          (c) Issuance of Senior Notes. The Borrower shall have received at least $99,999,520.32 of gross cash proceeds (after giving effect to any original issue discount) from the issuance of the Senior Notes, which notes and related security documents shall be on terms satisfactory to the Lenders, including no scheduled amortization prior to the fifth anniversary of the Effective Date.

          (d) Conversion of Certain Debt Instruments to Equity/Equity Contribution. The Equity Investor or an Affiliate thereof shall have converted the following Indebtedness into Series D Perpetual Preferred
     Stock: (i) the Pany Note, (ii) the EFILM Note and (iii) the Line of Credit Agreement. The Equity Investor or an Affiliate thereof shall have contributed its equity interest in Pany, in an aggregate amount of approximately $700,000, to the Borrower.

          (e) Senior Subordinated Line of Credit Agreement. The Equity Investor shall have entered into the Senior Subordinated Line of Credit Agreement with the Borrower in the principal amount of $20,000,000 to be available to the Borrower on a revolving basis on terms and conditions reasonably satisfactory to the Lenders.

          (f) Pro Forma Balance Sheet; Financial Statements. The Lenders shall have received (i) the Pro Forma Balance Sheet, (ii) audited consolidated financial statements of the Borrower for the 2001 and 2002 fiscal years and
     (iii) unaudited interim consolidated financial statements of the Borrower for each fiscal quarterly period ended subsequent to the date of the latest applicable financial statements delivered pursuant to clause (ii) of this paragraph as to which such financial statements are available to the Borrower, and such financial statements shall not, in the reasonable judgment of the Lenders, reflect any material adverse change in the consolidated financial condition of the Borrower and its Subsidiaries.

          (g) Related Agreements. The Administrative Agent shall have received (in a form reasonably satisfactory to the Lenders), with a copy for each Lender, true and correct copies, certified as to authenticity by the Borrower, of such documents or instruments as may be reasonably requested by the Administrative Agent, including, without limitation, a copy of the Senior Note Indenture and any other debt instrument, security agreement or other material contract to which the Loan Parties may be a party.

          (h) Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented, on or before the Effective Date, including the OID Fee.

          (i) Closing Certificate. The Administrative Agent shall have received a certificate of each Loan Party, dated the Effective Date, substantially in the form of Exhibit C, with appropriate insertions and attachments.

          (j) Legal Opinions. The Administrative Agent shall have received the following executed legal opinions:

               (i) the legal opinion (including as to matters of intellectual property) of Paul, Weiss, Rifkind, Wharton & Garrison, counsel to the Borrower and its Subsidiaries, substantially in the form of Exhibit E-1; and

               (ii) the legal opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Borrower and its Subsidiaries, substantially in the form of Exhibit E-2.

     Each such legal opinion shall be satisfactory in form and substance to the Lenders and shall cover such matters incident to the transactions contemplated by this Agreement as the Lenders may reasonably require.

                       SECTION VI. AFFIRMATIVE COVENANTS

          The Borrower hereby agrees that, so long as the Payment Obligations are not Fully Satisfied, the Borrower shall and shall cause each of its Subsidiaries to:

          6.1. Financial Statements. Furnish to each Lender, through the Administrative Agent:

          (a) as soon as available, but in any event within 105 days after the end of each fiscal year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a "going concern" or like qualification or exception, or qualification arising out of the scope of the audit, by Ernst & Young LLP or other independent certified public accountants of nationally recognized standing;

          (b) as soon as available, but in any event not later than 50 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated and consolidating balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated and consolidating statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments);

          (c) as soon as available, but in any event within 105 days after the end of each fiscal year of the Borrower, a copy of the unaudited consolidating balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related unaudited consolidating statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects; and

          (d) as soon as available, but in any event not later than 30 days after the end of each calendar month in each fiscal year of the Borrower, the preliminary unaudited consolidated and consolidating balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such month and the related unaudited consolidated and consolidating statements of income and of cash flows for such month and the portion of the fiscal year through the end of such month, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal quarterly and year-end audit and other appropriate adjustments).

All such financial statements (other than those specified in subsection (d) of this Section 6.1) shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

          6.2. Certificates; Other Information. Furnish to each Lender, through the Administrative Agent, or, in the case of clause (g), to the relevant Lender:

          (a) concurrently with the delivery of the financial statements referred to in Section 6.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor nothing came to their attention that caused them to believe that the Borrower failed to comply with the terms, covenants, provisions, or conditions of Sections 7.1(a), 7.1(b) or 7.1(c), except as specified in such certificate;

          (b) concurrently with the delivery of any financial statements pursuant to Section 6.1, (i) a certificate of a Responsible Officer stating that, to the best of each such Responsible Officer's knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) in the case of quarterly or annual financial statements, (x) a Compliance Certificate containing all information and calculations necessary for determining compliance by the Borrower and its Subsidiaries with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be, and (y) to the extent not previously disclosed to the Administrative Agent, a Schedule setting forth each Patent, Trademark and Copyright that has been registered or for which an application for registration has been filed with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, since the date of the most recent Schedule delivered pursuant to this clause (y) (or, in the case of the first such Schedule so delivered, since the Effective Date);

          (c) as soon as available, and in any event no later than 60 days after the end of each fiscal year of the Borrower, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year, and the related consolidated statements of projected cash flow, projected changes in financial position and projected income) (collectively, the "Budget"), which Budget shall in each case be accompanied by a certificate of a Responsible Officer stating that such Budget is based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Budget is incorrect or misleading in any material respect;

          (d) within 60 days after the end of each fiscal quarter of the Borrower, a narrative discussion and analysis of the financial condition and results of operations of the Borrower and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter;

          (e) as soon as reasonably practicable, copies of substantially final drafts of any proposed amendment, supplement, waiver or other modification with respect to the Senior Subordinated Note Indenture;

          (f) within five days after the same are sent, copies of all financial statements and reports which the Borrower sends to the holders of any class of its debt securities or public equity securities and within five days after the same are filed, copies of all financial statements and reports which the Borrower may make to, or file with, the SEC; and

          (g) promptly, such additional financial and other information as any Lender may from time to time reasonably request.

          6.3. Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves with respect thereto to the extent, if any, required by GAAP have been provided on the books of the Borrower or its Subsidiaries, as the case may be. Notwithstanding anything to the contrary in the foregoing sentence, the Borrower shall not be in default under this Section 6.3 unless the aggregate amount of non-contested Indebtedness or obligations which the Borrower and its Subsidiaries have so failed to pay, discharge or satisfy before they become delinquent and which remain delinquent at the time of determination is more than $5,000,000 in the aggregate.

          6.4. Conduct of Business and Maintenance of Existence, etc. (a) (i) Preserve, renew and keep in full force and effect its corporate existence and
(ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Sections 7.4 and 7.5 and except, in the case of clause (ii) above, to the extent that failure to do so would not be reasonably likely to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith would not, in the aggregate, be reasonably likely to have a Material Adverse Effect.

          6.5. Maintenance of Property; Insurance. (a) Keep all property useful and necessary in its business in good working order and condition, except where the failure to do so would not, in the aggregate, be reasonably likely to have a Material Adverse Effect and (b) maintain with financially sound and reputable insurance companies insurance on such of its property and against such liabilities in at least such amounts and against at least such risks as are customarily insured against in the same general area by companies engaged in the same or a similar business and furnish to the Administrative Agent, upon written request, and to each Lender which makes a written request through the Administrative Agent, reasonable information as to the insurance carried.

          6.6. Inspection of Property; Books and Records; Discussions. (a) Keep proper books of accounts and records in which entries in conformity in all material respects with all Requirements of Law shall be made of all dealings and transactions in relation to its businesses and activities and which shall permit the preparation of financial statements in conformity with GAAP and (b) permit representatives of any Lender to visit and inspect any of its properties as such Lender may request through the Administrative Agent and (during such visit or inspection, or otherwise upon request through the Administrative Agent) examine and make abstracts from any of its books and records it may reasonably request at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Borrower and its Subsidiaries with officers and employees of the Borrower and its Subsidiaries and with its independent certified public accountants.

          6.7. Notices. Promptly give notice to each Lender, through the Administrative Agent of:

          (a) the occurrence of any Default or Event of Default;

          (b) any default or event of default by the Borrower or any of its Subsidiaries under any Contractual Obligation of the Borrower or any of its Subsidiaries or the institution of, or the occurrence of any material adverse change in the status or likely result of, any litigation, investigation or proceeding which may exist at any time between the Borrower or any of its Subsidiaries and any Governmental Authority or any other Person which, in any of the foregoing cases, would be reasonably likely to have a Material Adverse Effect;

          (c) any litigation or proceeding affecting the Borrower or any of its Subsidiaries in which the amount involved is $5,000,000 or more and not covered by insurance or in which injunctive or similar relief is sought, which in any of the foregoing cases would be reasonably likely to have a Material Adverse Effect;

          (d) any of the following events, as soon as practicable, and in any event, within 30 days after the Borrower knows or has reason to know thereof:

               (i) the occurrence or expected occurrence of any Reportable Event with respect to any Plan; or

               (ii) the institution of proceedings or the taking or expected taking of any other action by PBGC or the Borrower or any Commonly Controlled Entity to terminate, withdraw or partially withdraw from any Single Employer or Multiemployer Plan and with respect to a Multiemployer Plan, the Reorganization or Insolvency of such Plan;

     if such Reportable Event, termination, withdrawal or partial withdrawal (and, in the case of any Multiemployer Plan, its Reorganization or Insolvency) would be reasonably likely to result in liability to the Borrower and its Subsidiaries, in the aggregate, in excess of $60,000,000; and

          (e) any development or event which has had or would be reasonably likely to have a Material Adverse Effect.

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower or the relevant Subsidiary proposes to take with respect thereto.

          6.8. Environmental Laws. (a) Comply in all material respects with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.

          (b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, except (i) to the extent that the failure to perform any of the obligations contained in this Section 6.8(b) would not be reasonably likely to have a Material Adverse Effect or (ii) to the extent that such obligations are being contested in good faith by appropriate proceedings and the pendency of such proceedings would not be reasonably likely to have a Material Adverse Effect.

          6.9. Additional Collateral, etc. (a) With respect to any Property acquired after the Effective Date by the Borrower or any of its Subsidiaries (other than a Foreign Subsidiary) (other than (x) any real property or any Property described in paragraph (b), (c) or (d) below, (y) any Property subject to a Lien expressly permitted by Section 7.3(g) and (z) as contemplated by
Section 10.1(b)) as to which the Administrative Agent, for the benefit of the Lenders, does not have a perfected Lien, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems necessary or advisable in order to grant to the Administrative Agent, for the benefit of the Lenders, a security interest in such Property and (ii) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in such Property, including without limitation, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent.

          (b) With respect to any fee interest in any real property having a value (together with improvements thereof) of at least $1,000,000 acquired after the Effective Date by the Borrower or any of its Subsidiaries (other than any such real property owned by a Foreign Subsidiary or subject to a Lien expressly permitted by Section 7.3(g) and other than as contemplated by Section 10.1(b)), promptly (i) execute and deliver a first priority mortgage in form and substance satisfactory to and in favor of the Administrative Agent, for the benefit of the Lenders, covering such real property, (ii) if requested by the Administrative Agent, provide the Lenders with (x) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real estate (or such other amount as shall be reasonably specified by the Administrative Agent) as well as a current ALTA survey thereof, together with a surveyor's certificate and (y) any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent in connection with such mortgage or deed of trust, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

          (c) With respect to any new Subsidiary (other than a Foreign Subsidiary) created or acquired after the Effective Date by the Borrower (which, for the purposes of this paragraph (c), shall include any existing Subsidiary that ceases to be a Foreign Subsidiary) or any of its Domestic Subsidiaries (other than EFILM or Pany, as provided in Section 10.1(b)), promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable in order to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary which is owned by the Borrower or any of its Subsidiaries (other than EFILM or Pany, as provided in Section 10.1(b)), (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Borrower or such Subsidiary, as the case may be, (iii) cause such new Subsidiary (other than, to the extent contemplated by Section 10.1(b), Pany, EFILM or any Subsidiary of Pany or EFILM) (A) to become a party to the Guarantee and Collateral Agreement and (B) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Lenders a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Subsidiary, including, without limitation, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

          (d) With respect to any new first-tier Foreign Subsidiary created or acquired after the Effective Date by the Borrower or any of its Domestic Subsidiaries (other than, to the extent contemplated by Section 10.1(b), Pany, EFILM or any Subsidiary of Pany or EFILM), promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable in order to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary which is owned by the Borrower or any of its Domestic Subsidiaries (provided that in no event shall more than 65% of the total outstanding Capital Stock of any such new Subsidiary be required to be so pledged), (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Borrower or such Subsidiary, as the case may be, and take such other action as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the Lien of the Administrative Agent thereon, and (iii) if requested by the Administrative Agent, deliver to the

Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

          (e) If any amount in excess of $500,000 payable to the Borrower or any Domestic Subsidiary (other than EFILM or Pany, as provided in Section 10.1(b)) under or in connection with any of the Collateral shall be or become evidenced by an Instrument (other than checks received in the ordinary course of business) or Chattel Paper (in each case as defined in the Guarantee and Collateral Agreement), such Instrument or Chattel Paper shall be immediately delivered to the Administrative Agent, duly indorsed in a manner satisfactory to the Administrative Agent, to be held as Collateral pursuant to the Guarantee and Collateral Agreement.

          6.10. Pany. Upon the payment in full of all outstanding amounts and other obligations under the Pany Loan Agreement, promptly (and in any event by no later than thirty (30) days after the date such loan agreement is paid off) cause Pany to become a party to the Guarantee and Collateral Agreement.

          6.11. Cash Control Agreements. Use commercially reasonably efforts to establish (and, in any event, establish within ninety (90) days after the Closing Date) deposit account control agreements with respect to each of the accounts of the Borrower listed on Schedule 6.11 hereto, in form and substance reasonably satisfactory to the Administrative Agent. In the event that the Borrower or any Subsidiary Guarantor opens any accounts after the date hereof, the Borrower or such Subsidiary Guarantor shall use commercially reasonable efforts to establish (and, in any event, establish within ninety (90) days after the date of opening such account) a deposit account control agreement with respect to such account, in form and substance reasonably satisfactory to the Administrative Agent.

          6.12. Foreign Pledges and Opinions. Cause to be delivered to the Administrative Agent on or before January 30, 2004, in form and substance reasonably satisfactory to the Administrative Agent: (i) the U.K. Pledge Agreement, executed and delivered by a duly authorized officer of each party thereto, (ii) the New Zealand Pledge Agreement, executed and delivered by a duly authorized officer of each party thereto, (iii) the Canadian Pledge Agreement, executed and delivered by a duly authorized officer of each party thereto and
(iv) the legal opinion of local counsel in each of the United Kingdom, New Zealand and Canada, with respect to items (i) through (iii) above, respectively.

                         SECTION VII. NEGATIVE COVENANTS

          The Borrower hereby agrees that, so long as the Payment Obligations have not been Fully Satisfied, the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

          7.1. Financial Condition Covenants.

          (a) Consolidated Total Leverage Ratio. Permit the Consolidated Total Leverage Ratio as at the last day of any fiscal quarter which day shall occur during the following periods to exceed the following respective ratios:

                                                         Consolidated Total
     Period                                            Leverage Ratio
     ------                                          ------------------
     December 31, 2003                                  6.75 to 1.00
     March 31, 2004 to September 30, 2004               6.25 to 1.00
     December 31, 2004 to September 30, 2005            6.00 to 1.00
     December 31, 2005 and each quarter thereafter      5.50 to 1.00

          (b) Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio for any period of four consecutive fiscal quarters of the Borrower ending with any fiscal quarter set forth below to be less than the ratio set forth below opposite such fiscal quarter:

                                                 Consolidated Interest
     Fiscal Quarter                                 Coverage Ratio
     --------------                              ---------------------
     December 31, 2003 to December 31, 2004           1.65 to 1.00
     March 31, 2005 and each quarter therafter        1.75 to 1.00

          (c) Consolidated EBITDA. Permit Consolidated EBITDA for any period of four consecutive fiscal quarters of the Borrower ending with any fiscal quarter set forth below to be less than the amount set forth below opposite such fiscal quarter:

     Fiscal Quarter                                    Amount
     --------------                                  -----------
     December 31, 2003 to June 30, 2004              $50,000,000
     September 30, 2004                              $52,000,000
     December 31, 2004                               $54,000,000
     March 31, 2005                                  $56,000,000
     June 30, 2005                                   $57,000,000
     September 30, 2005                              $58,000,000
     December 31, 2005 and each quarter thereafter   $60,000,000

          7.2. Limitation on Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

          (a) Indebtedness of any Loan Party pursuant to any Loan Document;

          (b) Indebtedness (i) of the Borrower to any Subsidiary, (ii) of any Subsidiary Guarantor (other than EFILM) to the Borrower or any other Subsidiary, (iii) of any Foreign Subsidiary to the Borrower, any Subsidiary Guarantor or any Specified Foreign Subsidiary in an aggregate principal amount at any time outstanding not to exceed (I) $15,000,000 less (II) the aggregate amount of investments permitted under Section 7.8(f)(iii) that are not Indebtedness and only to the extent such investments have not been repaid in cash to the Borrower, any Subsidiary Guarantor or any Specified Foreign Subsidiary (whichever such Person made such investment), and (iv) of any Foreign Subsidiary to any other Foreign Subsidiary (other than any Specified Foreign Subsidiary);

          (c) Indebtedness in respect of Rate Hedging Agreements entered into for non-speculative purposes;

          (d) Indebtedness outstanding on the date hereof and listed on Schedule 7.2(d) and any refinancings, refundings, renewals or extensions thereof (without any increase in the principal amount thereof); provided, that neither the Borrower nor any Subsidiary shall incur any refinancing Indebtedness pursuant to this clause (d) if the proceeds thereof are used, directly or indirectly, to refinance any subordinated Indebtedness unless the Indebtedness so incurred shall be subordinated to the Obligations, to at least the same extent as the subordinated Indebtedness being refinanced.

          (e) (i) Indebtedness of the Borrower in respect of Senior Subordinated Notes outstanding on the Effective Date and (ii) Guarantee Obligations of any Subsidiary Guarantor in respect of such Indebtedness; provided that such Guarantee Obligations are subordinated to the same extent as the obligations of the Borrower in respect of the Senior Subordinated Notes;

          (f) Indebtedness of the Borrower in respect of the Senior Subordinated Line of Credit Agreement in an aggregate principal amount not to exceed $20,000,000 at any one time outstanding;

          (g) Guarantee Obligations of any Subsidiary of the Borrower in respect of Indebtedness of the Borrower or any Wholly Owned Subsidiary Guarantor to the extent such Indebtedness is not prohibited by this Agreement;

          (h) Indebtedness in respect of any Foreign Working Capital Lines, provided that the aggregate principal amount outstanding of such Indebtedness (calculated without duplication of any guarantee thereof at any time outstanding) does not exceed $4,000,000;

          (i) so long as no Default or Event of Default shall have occurred and be continuing, or would result therefrom, Indebtedness of EFILM to (A) the Borrower or a Wholly Owned Subsidiary Guarantor (provided, that the aggregate outstanding principal amount of all such Indebtedness permitted by this clause (A), (x) when added together with the amount of investments made pursuant to Section 7.8(j) and then outstanding, does not exceed $7,750,000 at any one time and (y) shall not exceed at the time of issuance an amount of Indebtedness, after taking into account all other Indebtedness owed by EFILM to its equity holders, that is proportionate to the Borrower's equity interest in EFILM at such time) or (B) any other holder of Capital Stock of EFILM;

          (j) Indebtedness of the Borrower in respect of the Senior Notes and the Guarantees thereof by the Subsidiary Guarantors;

          (k) additional Indebtedness of the Borrower or any of its Subsidiaries (including, without limitation, Capital Leases and Indebtedness secured by Liens permitted by Section 7.3(g)) in an aggregate principal amount (for the Borrower and all Subsidiaries) not to exceed $10,000,000 at any one time outstanding; and

          (l) Indebtedness of the Borrower to a replacement issuing lender relating to the Letters of Credit in the event that JPMorgan Chase Bank is replaced as the Issuing Lender with respect to any such Letter of Credit.

          7.3. Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, except for:

          (a) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

          (b) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith by appropriate proceedings;

          (c) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation;

          (d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred and statutory or contractual bankers' Liens on monies held in bank accounts in the ordinary course of business;

          (e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, easements, licenses, restrictions on the use of Property or minor imperfections in title thereto which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

          (f) Liens in existence on the date hereof listed on Schedule 7.3(f), securing Indebtedness permitted by Section 7.2(d), provided that no such Lien is spread to cover any additional Property after the Effective Date (other than a substitution of like property) and that the amount of Indebtedness secured thereby is not increased;

          (g) Liens securing Indebtedness of the Borrower or any other Subsidiary incurred pursuant to Section 7.2(k) to finance the acquisition (by purchase, construction or otherwise) of fixed or capital assets, provided that (i) such Liens shall be created within 180 days after such acquisition of such fixed or capital assets or such Liens existed on such Property before the time of its acquisition and were not created in anticipation thereof, (ii) such Liens do not at any time encumber any Property other than the Property financed by such Indebtedness and any accessions or attachments thereto, substitutions therefore and any sale or insurance proceeds thereof and (iii) the amount of Indebtedness secured thereby is not increased;

          (h) Liens created pursuant to the Security Documents and the Collateral Agency Agreement;

          (i) any interest or title of a lessor under any lease entered into by the Borrower or any other Subsidiary in the ordinary course of its business and covering only the assets so leased;

          (j) attachment, judgment or other similar Liens arising in connection with court or arbitration proceedings, provided that the same are discharged, or that execution or enforcement thereof is stayed pending appeal, within 30 days or (in the case of any execution or enforcement pending appeal) such lesser time during which such appeal may be taken;

          (k) possessory Liens in favor of brokers and dealers arising in connection with the acquisition or disposition of investments of the type permitted in Section 7.8(b); provided that such Liens (i) attach only to such investments and (ii) secure only obligations incurred in the ordinary course and arising in connection with the acquisition or disposition of such investments and not any obligation in connection with margin financing;

          (l) Liens on the property or assets of a Person which becomes a Subsidiary after the date hereof securing Indebtedness of such Subsidiary permitted by Section 7.2(i); provided that (i) such Liens and Indebtedness existed at the time such Person became a Subsidiary and was not created in anticipation thereof, (ii) any such Lien is not spread to cover any other property or assets of such Person after the time such Person becomes a Subsidiary, (iii) the amount of the Indebtedness secured thereby is not increased and (iv) immediately after giving effect to the incurrence of such Lien, no Default or Event of Default shall have occurred and be continuing;

          (m) Liens in the nature of counterpart deposits or pledges of cash deposits of any Foreign Subsidiary to secure Indebtedness of any Foreign Subsidiary, which Indebtedness is permitted pursuant to Section 7.2, provided that the amount of any such deposit does not exceed the amount of the Indebtedness it secures;

          (n) Liens in the nature of options in respect of up to 15% of the Capital Stock of Panavision Canada Holdings held by its directors, officers or employees;

          (o) Liens on the assets of any Foreign Subsidiary to secure its obligations in respect of Indebtedness of such Foreign Subsidiary under any Foreign Working Capital Lines of Credit permitted under Section 7.2(h);

          (p) Liens in the nature of options granted to the other holder of Capital Stock of EFILM in respect of up to 29% of the Capital Stock of EFILM;

          (q) any rights of first offer or first refusal granted by the Borrower or Las Palmas to the other holder of Capital Stock of EFILM in respect of the Capital Stock of EFILM owned by the Borrower or Las Palmas contained in the documents governing the relationship of the holders of the Capital Stock of EFILM and any other rights granted to the other holder of the Capital Stock of EFILM substantially on the terms set forth in the EFILM Agreements and any material modifications thereto that are reasonably satisfactory to the Administrative Agent;

          (r) Liens on the assets of EFILM to secure Indebtedness of EFILM permitted by Section 7.2(i);

          (s) Liens arising under the Senior Note Indenture and the security documents relating thereto;

          (t) (i) Liens created by cash collateral agreements entered into by the Borrower and the Issuing Lender pursuant to Section 3.1 and (ii) Liens created by cash collateral agreements entered into by the Borrower and a replacement issuing lender with respect to the Letters of Credit; and

          (u) any extension, renewal or replacement of the foregoing; provided, that the Liens permitted by this paragraph shall not extend to or cover any additional Indebtedness or Property (other than a substitution of like Property);

          7.4. Limitation on Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its Property or business except:

          (a) any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any Wholly Owned Subsidiary Guarantor (provided that the Wholly Owned Subsidiary Guarantor shall be the continuing or surviving corporation);

          (b) any Foreign Subsidiary may be merged or consolidated with or into any other Foreign Subsidiary; provided, that in connection with any merger or consolidation of Panavision Europe Limited, Panavision NZ, Panavision
     (1998) Limited and Panavision Canada Holdings, appropriate arrangements shall have been made to amend the U.K. Pledge Agreement, the New Zealand Pledge Agreement and the Canadian Pledge Agreement, respectively.

          (c) any Subsidiary of the Borrower may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any Wholly Owned Subsidiary Guarantor and, in the event such Subsidiary shall so Dispose of all of its assets, such Subsidiary may liquidate, wind up or dissolve;

          (d) any Foreign Subsidiary (other than Panavision Europe Limited, Panavision NZ and Panavision Canada Holdings) may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to any other Foreign Subsidiary and, in the event such Foreign Subsidiary shall so Dispose of all of its assets, such Foreign Subsidiary may liquidate, wind up or dissolve;

          (e) any Foreign Subsidiary that does not have any assets or Property may liquidate, wind up or dissolve;

          (f) pursuant to the Permitted Reorganization;

          (g) any Domestic Subsidiary may change its legal form of organization or convert to a "C corporation"; provided, that is in compliance with
     Section 5.6 of the Guarantee and Collateral Agreement; and

          (h) any Disposition permitted by Subsections 7.5(c), (d) or (e).

          7.5. Limitation on Sale of Assets. Dispose of any of its Property or business (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary's Capital Stock (other than director's qualifying shares) to any Person (in each case other than the Borrower or any Wholly Owned Subsidiary Guarantor), except:

          (a) (i) the Disposition of Property which has become uneconomic, obsolete or worn out in the ordinary course of business, (ii) the Disposition of inventory in the ordinary course of business and (iii) the Disposition of other Property in the ordinary course of business for fair market value;

          (b) Dispositions permitted by Sections 7.3 (including, without limitation, Dispositions resulting from the exercise of rights contemplated by Section 7.3(q)), 7.4 or 7.6;

          (c) the Disposition of other assets having a fair market value not to exceed $5,000,000 in the aggregate; provided, that the requirements of
     Section 2.6(a) are complied with in connection therewith;

          (d) the Disposition by the Borrower or Las Palmas to the other holder of Capital Stock of EFILM of up to 29% of the Capital Stock of EFILM upon the exercise by such holder of the options in respect of up to 29% of the Capital Stock of EFILM substantially upon the terms set forth in the EFILM Option Agreement, provided that (i) the exercise price in respect of such options is payable solely in cash on the date of exercise and (ii) the requirements of Section 2.6(a) are complied with in connection therewith; and

          (e) the Disposition of Non-Core Assets by the Borrower or any of its Subsidiaries, provided, that (i) the requirements of Section 2.6(a) are complied with in connection therewith and (ii) at least 80% of the consideration received is in the form of cash or Cash Equivalents.

Any Collateral which is sold, transferred or otherwise conveyed pursuant to this
Section 7.5 to a Person other than the Borrower and its Subsidiaries shall, upon the consummation of such sale in accordance with the terms of this Agreement and the other Loan Documents, be released from the Liens granted pursuant to the Security Documents and each Lender hereby authorizes and instructs the Administrative Agent to take such action as the Borrower reasonably may request to evidence such release.

          7.6. Limitation on Dividends. Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of Capital Stock of the Borrower or any Subsidiary or any warrants or options to purchase any such Capital Stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower or any Subsidiary (collectively, "Restricted Payments"), except that (i) any Subsidiary may make Restricted Payments to the Borrower or any Wholly Owned Subsidiary Guarantor, (ii) Panavision Canada Holdings may make Restricted Payments to repurchase its stock options or repurchase its outstanding shares from time to time, up to but not exceeding $3,750,000 in the aggregate through December 31, 2003, $5,000,000 in the aggregate through December 31, 2004 and $6,200,000 in the aggregate through December 31, 2005, (iii) any Foreign Subsidiary may make Restricted Payments to any other Foreign Subsidiary that holds its Capital Stock and (iv) EFILM may make Restricted Payments to the holders of its Capital Stock ratably in accordance with their respective ownership interests; provided, that no such Restricted Payment may be made by EFILM in accordance with this clause (iv) at any time that any Indebtedness permitted by Section 7.2(i) is outstanding

          7.7. Limitation on Capital Expenditures. Make or commit to make any Capital Expenditure, except (a) Capital Expenditures of (x) the Borrower and its Subsidiaries (other than EFILM) in the ordinary course of business not exceeding $25,000,000 in any fiscal year of the Borrower commencing with the fiscal year ended December 31, 2004 and (y) EFILM in the ordinary course of business; (b) Capital Expenditures made with the proceeds of any event which would be a Recovery Event but for the second parenthetical clause in the definition thereof; and (c) Capital Expenditures made with the proceeds of any Dispositions of Property by the Borrower or its Subsidiaries pursuant to Section 7.5(a)(i) and (d) Capital Expenditures made with the proceeds of any Dispositions of Property by the Borrower or its Subsidiaries pursuant to Section 7.5(e); provided, that with respect to clauses (b) and (c) above, Capital Expenditures made in respect of EFILM with the proceeds of a Recovery Event or with the proceeds of any Dispositions of Property by the Borrower or any of its Subsidiaries pursuant to Section 7.5(a)(i) shall only be permitted under such clauses (b) and (c) to the extent that such Recovery Event or Disposition of Property specifically relates to EFILM property.

          7.8. Limitation on Investments, Loans and Advances. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets constituting all or a material part of a business unit of, or make any other investment in, any Person, except:

          (a) extensions of trade credit in the ordinary course of business;

          (b) investments in Cash Equivalents;

          (c) Guarantee Obligations permitted by Section 7.2;

          (d) loans and advances to employees, directors and officers of the Borrower or its Subsidiaries in the ordinary course of business (including, without limitation, for travel, entertainment and relocation expenses) in an aggregate amount for the Borrower and its Subsidiaries not to exceed $1,500,000 at any one time outstanding;

          (e) investments made by the Borrower or any of its Subsidiaries with the proceeds of (x) any Recovery Event or any event which would be a Recovery Event but for the parenthetical clauses in the definition thereof or (y) any Disposition of Property pursuant to Section 7.5(e); provided, that any such Investment with respect to clause (y) above may only be made if (i) no Default or Event of Default shall then be continuing or result therefrom, (ii) the amount of cash consideration paid in connection with the acquisition does not exceed the Net Cash Proceeds received from the sale of such Non-Core Assets, (iii) the representations and warranties set forth in Section 4 shall be true and correct after giving effect to the acquisition, (iv) no consents or approvals shall be needed for such acquisition (other than those that have been obtained on or prior to the date of such acquisition), (v) the Borrower or such Subsidiary uses such Net Cash Proceeds to acquire 100% of the Capital Stock of one or more entities engaged in the business of manufacturing, designing, renting and/or selling cameras, lenses, lighting, lighting grips, power distribution, generation and related transportation equipment and/or cranes and remote camera heads or components of or equipment related to any of the foregoing, or to acquire any such business or assets, whether or not such business or assets are located within the United States (collectively, the "Core Assets"), (vi) the Person that owns such Core Assets shall have become a Subsidiary Guarantor hereunder and (vii) the Borrower or Subsidiary that owns the Capital Stock issued by the Person that owns such Core Assets shall have pledged the Capital Stock held by the Borrower or Subsidiary, as applicable.

          (f) (i) any Subsidiary may make investments in the Borrower (by way of capital contribution loan, or otherwise), (ii) the Borrower and any Subsidiary may make investments in, or create, any Subsidiary Guarantor other than EFILM (by way of capital contribution, loan or otherwise), provided that, in any such case, the requirements of Section 6.9 are satisfied, (iii) the Borrower, any Subsidiary Guarantor, or any Specified Foreign Subsidiary may make investments in, or create, any Foreign Subsidiary (by way of capital contribution, loan or otherwise); provided, that (x) the requirements of Section 6.9 are satisfied and (y) the aggregate amount of all investments in such Foreign Subsidiaries that are not Indebtedness and that have not been repaid in cash to the Borrower, any Subsidiary Guarantor or any Specified Foreign Subsidiary (whichever such Person made such investment) shall not exceed (I) $15,000,000 less (II) the aggregate principal amount of any Indebtedness of any Foreign Subsidiary at any such time outstanding in accordance with Section 7.2(b)(iii) and (iv) any Foreign Subsidiary (other than any Specified Foreign Subsidiary) may make investments in, or create, any Foreign Subsidiary (by way of capital contribution, loan or otherwise);

          (g) investments by the Borrower and its Subsidiaries in the ordinary course of business in accounts, contract rights and chattel paper (as defined in the Uniform Commercial Code), put and call foreign exchange options and foreign exchange forwards and futures to the extent necessary to hedge foreign exchange exposures and notes receivable, and in Rate Hedging Agreements;

          (h) the Borrower and its Subsidiaries may acquire and own investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising out of the ordinary course of business; provided, that the Borrower and its Subsidiaries have paid no new consideration (other than the forgiveness of Indebtedness or other obligations) therefor;

          (i) so long as no Default or Event of Default shall have occurred and be continuing, or would result therefrom, additional capital contributions to or equity investments by Las Palmas in EFILM to fund any Earnout Payments;

          (j) other investments (by way of capital contribution, loan or otherwise) by the Borrower or any of its Subsidiaries (that have not been repaid in cash to the Borrower or such Subsidiary) in EFILM (and, without duplication, by EFILM in any other Person) or DHD Ventures, which (x) without duplication, when added together with the aggregate principal amount of Indebtedness incurred pursuant to Section 7.2(i)(A) and then outstanding, do not exceed $7,750,000 at any one time (such investments to be measured by their fair market value at the time of the investment) and
     (y) shall not exceed at the time such investment is made an aggregate amount of Investments, after taking into account all other investments made to EFILM by its equity holders, that is proportionate to the Borrower's equity interest in EFILM at such time;

          (k) investments resulting from the exercise of rights contemplated by
     Section 7.3(q); and

          (l) investments made by Panavision International L.P. in the Capital Stock of Panavision Europe, Ltd. as a result of the conversion of approximately $12,500,000 of Indebtedness of Panavision Europe, Ltd. owed to Panavision International, L.P.

          7.9. Limitation on Optional Payments and Modifications of Debt Instruments, etc. (a) Make or offer to make any payment, prepayment, repurchase or redemption of or otherwise defease or segregate funds with respect to the Senior Subordinated Notes (other than scheduled interest payments required to be made in cash or pursuant to any refinancing of the Senior Subordinated Notes contemplated by the definition thereof), (b) make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise defease or segregate funds with respect to the Senior Notes, (c) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Senior Notes, the Senior Subordinated Notes or the Senior Subordinated Line of Credit Agreement (other than any such amendment, modification, waiver or other change which (x) (i) would extend the maturity or reduce the amount of any payment of principal thereof or which would reduce the rate or extend the date for payment of interest thereon and are otherwise no less favorable to the Lenders (including without limitation, in the case of the Senior Subordinated Notes, the subordination provisions thereof) and (ii) does not involve the payment of a consent fee or (y) (i) would waive the covenants therein or make the covenants therein less restrictive and (ii) does not involve the payment of a consent fee) or (d) designate any Indebtedness as "Designated Senior Debt" for the purposes of the Senior Subordinated Note Indenture (other than the Obligations and the Senior Notes).

          7.10. Limitation on Transactions with Affiliates. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Borrower or any

Wholly Owned Subsidiary Guarantor) unless such transaction is otherwise permitted under this Agreement, is in the ordinary course of business of the Borrower or such Subsidiary, as the case may be, and is upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm's length transaction with a Person which is not an Affiliate; provided, however, that this Section 7.10 shall not apply to (i) any transaction contemplated by the Tax Sharing Agreement, (ii) Restricted Payments permitted by Section 7.6, (iii) Investments permitted by
Section 7.8, (iv) any transaction pursuant to which the Equity Investor or Holdings will provide the Borrower and its Subsidiaries at their request and at the cost to the Equity Investor or Holdings with certain allocated services to be purchased from third party providers, such as legal and accounting services, insurance coverage and other services, (v) the transactions referred to in Subsections 5.1(b), (d) and (e), (vi) any transaction between the Borrower or a Subsidiary and its own employee stock option plan, (vii) transactions contemplated by the trademark license agreement and services agreements between Panavision International, L.P. and either Panavision Imaging, LLC or Panavision SVI, LLC relating to the design, manufacture or supply of digital imaging devices or technology, (viii) the transactions and agreements described on
Schedule 7.10 hereto, and (ix) mergers, consolidations, amalgamations, liquidations, dissolutions and Dispositions permitted by Section 7.4.

          7.11. Limitation on Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by the Borrower or any Subsidiary of real or personal property which has been or is to be sold or transferred by the Borrower or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower or such Subsidiary.

          7.12. Limitation on Changes in Fiscal Periods. Permit the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower's method of determining fiscal quarters.

          7.13. Limitation on Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement which prohibits or limits the ability of the Borrower or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its Property, assets or revenues, whether now owned or hereafter acquired, to secure the Obligations or, in the case of any guarantor, its obligations under the Guarantee and Collateral Agreement, other than (a) this Agreement and the other Loan Documents, (b) the Senior Note Indenture and the related security agreements, (c) the Senior Subordinated Note Indenture (d) any agreements governing any purchase money Liens or Capital Leases otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby) and (e) the documents governing the relationship among the holders of the Capital Stock of EFILM and any agreement relating to the Indebtedness of EFILM permitted by
Section 7.2(i) (in which case any prohibition or limitation shall only be effective against the assets of EFILM or its Subsidiaries); provided, that any of the Borrower and its Subsidiaries may enter into or suffer to exist or become effective any such agreement to the extent that such agreement is in connection with a Lien permitted by Section 7.3 or a sale of assets permitted by Section
7.5 and any such prohibitions or limitations apply only to the Property encumbered by such Lien or subject to such sale.

          7.14. Limitation on Restrictions on Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Borrower to (a) pay dividends or make any other distributions in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary of the Borrower, (b) make loans or advances to the Borrower or any other Subsidiary of the Borrower or (c) transfer any of its assets to the Borrower or any other Subsidiary of the Borrower, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, the Senior Note Indenture, the related security documents or the Senior Subordinated Note Indenture, (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement which has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, (iii) any restrictions with respect to the Borrower or any of its Subsidiaries imposed pursuant to an agreement which has been entered into in connection with a Lien permitted by
Section 7.3 or a sale of assets permitted by Section 7.5 and, with respect to clause (c), any such prohibitions or limitations apply only to the Property encumbered by such Lien or subject to such sale or (iv) the documents governing the relationship among the holders of the Capital Stock of EFILM and any agreement relating to the Indebtedness of EFILM permitted by Section 7.2(i) (in which case any prohibition or limitation shall only be effective against the assets of EFILM or its Subsidiaries).

          7.15. Limitation on Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement or which are reasonably related thereto.

          7.16. Limitation on Changes to Certificate of Incorporation. Amend its certificate of incorporation in any manner materially adverse to the Lenders without the prior written consent of the Required Lenders.

                         SECTION VIII. EVENTS OF DEFAULT

          If any of the following events shall occur and be continuing:

          (a) The Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within three days after any such interest or other amount becomes due in accordance with the terms hereof; or

          (b) Any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or which is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

          (c) Any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 6.4(a) (with respect to the Borrower only), Section VII or Section 5.6 of the Guarantee and Collateral Agreement; or

          (d) Any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days; or

          (e) The Borrower or any of its Subsidiaries shall Cross Default; or

          (f) (i) The Borrower or any of its Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or
     (iii) there shall be commenced against the Borrower or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or
     (iv) the Borrower or any of its Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Borrower or any of its Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

          (g) (i) Any Person shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan,
     (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower or any Commonly Controlled Entity of the Borrower shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist, with respect to a Plan; provided that, in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, would be reasonably likely to have a Material Adverse Effect; or

          (h) (i) One or more judgments or decrees shall be entered against the Borrower or any of its Subsidiaries involving in the aggregate a liability (not covered by insurance) of $5,000,000 or more or (ii) any non-monetary judgment or order shall be rendered against the Borrower or any of its Subsidiaries that is reasonably likely to have a Material Adverse Effect, and in the case of either clause (i) or (ii), there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect unless such judgment or order shall have been vacated, satisfied, discharged or bonded pending appeal; or

          (i) Any of the Security Documents shall cease, for any reason (other than any act on the part of the Administrative Agent or any Lender), to be in full force and effect, or any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease, for any reason (other than any act on the part of the Administrative Agent or any Lender), to be enforceable and of the same effect and priority purported to be created thereby; or

          (j) The guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason (other than any act on the part of the Administrative Agent or any Lender), to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or

          (k) Any Change of Control shall occur; or

          (l) The Senior Subordinated Notes or the guarantees thereof shall cease, for any reason, to be validly subordinated to the Obligations in respect of the Loan Documents or the obligations of the Subsidiary Guarantors under the Guarantee and Collateral Agreement, as the case may be, as provided in the Senior Subordinated Note Indenture, or any Loan Party, any Affiliate of any Loan Party, the trustee in respect of the Senior Subordinated Notes or the holders of at least 25% in aggregate principal amount of the Senior Subordinated Notes shall so assert; or

          (m) the Senior Subordinated Line of Credit Agreement shall for any reason cease to be in full force and effect in an amount of no less than $20,000,000 prior to January 12, 2009;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time (if it has not already done so pursuant to Section 3.1) deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents then due and payable shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto).

                      SECTION IX. THE ADMINISTRATIVE AGENT

          9.1. Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Administrative Agent.

          9.2. Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent


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shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

          9.3. Exculpatory Provisions. Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person's own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

          9.4. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower or the Loan Parties), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

          9.5. Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

          9.6. Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of a Loan


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

Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

          9.7. Indemnification. The Lenders agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section 9.7 (or, if indemnification is sought after the date upon which the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements which are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the Administrative Agent's gross negligence or willful misconduct. The agreements in this Section 9.7 shall survive the payment of the Loans and all other amounts payable hereunder.

          9.8. Administrative Agent in Its Individual Capacity. The Administrative Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though the Administrative Agent was not the Administrative Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms "Lender" and "Lenders" shall include the Administrative Agent in its individual capacity.

          9.9. Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days' notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8(a) or Section 8(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval


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

shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term "Administrative Agent" shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent's rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 30 days following a retiring Administrative Agent's notice of resignation, the retiring Administrative Agent's resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent's resignation as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement and the other Loan Documents.

          9.10. Authorization to Release Liens. The Administrative Agent is hereby irrevocably authorized by each of the Lenders to release any Lien covering any Property of the Borrower or any of its Subsidiaries that is the subject of a Disposition which is permitted by this Agreement or which has been consented to in accordance with Section 10.1.

                            SECTION X. MISCELLANEOUS

          10.1. Amendments and Waivers. (a) Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or (with the written consent of the Required Lenders) the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (i) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (ii) waive, on such terms and conditions as the Required Lenders, or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) reduce or forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Loan, reduce the stated rate of any interest, fee or letter of credit commission payable hereunder or extend the scheduled date of any payment thereof, in each case without the consent of each Lender directly affected thereby; (ii) amend, modify or waive any provision of this Section 10.1 or reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all, or such number of the Subsidiary Guarantors as represent substantially all of the credit support for the Obligations provided by the Subsidiary Guarantors at such time, from their obligations under the Guarantee and Collateral Agreement, in each case without the written consent of all Lenders; (iii) reduce the percentage specified in the definition of Majority Facility Lenders without the written consent of all Lenders under each affected Facility; (iv) change the application or allocation of payments among the Term Loans specified in Sections 2.6(c), 2.12(a) or 2.12(b) without the consent of the Majority Facility Lenders with respect to the Term Loan Facility; (v) amend, modify or waive any provision of
Section 9 without the written consent of the Administrative Agent; (vi) amend, modify or waive any provision of Section 3 without the written consent of the Issuing Lender. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the


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

Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

          (b) Notwithstanding anything to the contrary contained in any Loan Document, it is understood and agreed that (a) EFILM and Pany are not and (except as provided in Section 6.10) shall not be parties to the Guarantee and Collateral Agreement, (b) the Initial EFILM Capital Stock, all other Capital Stock of EFILM that has been disposed of to the other holder of Capital Stock of EFILM prior to the Effective Date and all property and assets transferred to or otherwise owned by EFILM or, except as provided in Section 6.10, Pany shall not be subject to the Lien created by the Guarantee and Collateral Agreement, (c)
Section 6.9 shall not at any time apply to Pany or any Subsidiary of Pany (except as provided in Section 6.10), EFILM or any Subsidiary of EFILM and (d) the Capital Stock of EFILM owned by the Borrower or any of its Subsidiaries as of the date hereof shall continue to be subject to the Lien in favor of the Administrative Agent created by the Guarantee and Collateral Agreement. The Administrative Agent shall, at the expense of the Borrower, take such action as the Borrower, EFILM or Pany may reasonably request to evidence the foregoing, including any releases contemplated by the foregoing.

          10.2. Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

     The Borrower:               Panavision Inc.
                                 6219 DeSoto Avenue
                                 Woodland Hills, CA  91367
                                 Attention: Chief Financial Officer
                                 Telecopy: 818-316-1110
                                 Telephone: 818-316-1000

                                 with a copy to:

                                 Panavision Inc.
                                 6219 DeSoto Avenue
                                 Woodland Hills, CA  91367
                                 Attention: General Counsel
                                 Telecopy: 818-316-1120
                                 Telephone: 818-316-2288

     The Administrative Agent:   JPMorgan Chase Bank,
                                 Loan and Agency Services Group
                                 1111 Fannin, 10th Floor
                                 Houston, Texas 77002
                                 Attention: Trey Chavez
                                 Telecopy: 713-750-2666
                                 Telephone: 713-750-3536
     with a copy to:             JPMorgan Chase Bank
                                 270 Park Avenue
                                 New York, New York  10017
                                 Attention:  Neil Boylan
                                 Telecopy:  212-270-6637
                                 Telephone:  212-270-1410

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.

          10.3. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

          10.4. Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

          10.5. Payment of Expenses. The Borrower agrees (a) to pay or reimburse the Administrative Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent but not including any fees and disbursements of counsel to the Lenders, (b) to pay or reimburse each Lender and the Administrative Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including, without limitation, the reasonable fees and disbursements of counsel to each Lender and of counsel to the Administrative Agent, (c) to pay, indemnify, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender and the Administrative Agent and their respective officers, directors, employees, affiliates, agents, trustees and advisors (each, an "indemnitee") harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement and the other Loan Documents, including, without limitation, any of the foregoing relating to the use of proceeds of the Loans and other extensions of credit hereunder or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Borrower any of its Subsidiaries or any of the Properties and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any indemnitee against the Borrower hereunder (all the foregoing in this clause (d), collectively, the "indemnified liabilities"); provided that the Borrower shall have no obligation hereunder to any indemnitee with respect to (i) indemnified liabilities to the extent such indemnified liabilities are found by a final decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such indemnitee, (ii) legal proceedings commenced against any such indemnified person by any security holder or creditor (other


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

than the Borrower, its Subsidiaries and its Affiliates) thereof arising out of and based upon rights afforded any such security holder or creditor solely in its capacity as such, (iii) legal proceedings commenced against any Lender or any Issuing Lender (in their respective capacities as such) by any other Lender or by the Administrative Agent (provided that for purposes of this clause (iii) only, each of such other Lender, Issuing Lender and the Administrative Agent shall be entitled to indemnity hereunder to the extent that such legal proceedings have been commenced by it to enforce the provisions of the Loan Documents) or (iv) amounts of the types referred to in clauses (a) through (c) above except as provided therein. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waive and agree to cause its Subsidiaries to so waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any indemnitee. The agreements in this Section shall survive repayment of the Loans and all other amounts payable hereunder.

          10.6. Successors and Assigns; Participations and Assignments The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the Issuing Lender that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

          (b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an "Assignee") all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

          (A) the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default under Section 8(a) or (f) has occurred and is continuing, any other Person; and

          (B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund.

          (ii) Assignments shall be subject to the following additional conditions:

          (A) except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender's Loans, the amount of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that
     (1) no such consent of the Borrower shall be required if an Event of Default under Section 8(a) or (f) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

          (B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and


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

          (C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire.

          For the purposes of this Section 10.6, "Approved Fund" means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

          (iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.14, 2.15 and 10.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

          (iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the principal amount of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Lender and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.

          (v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee's completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph
(b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

          (c) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a "Participant") in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of the Loans owing to it); provided that (A) such Lender's obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of


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this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.13, 2.14 and 2.15 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7(b) as though it were a Lender, provided such Participant shall be subject to Section 10.7(a) as though it were a Lender.

          (ii) A Participant shall not be entitled to receive any greater payment under Section 2.14 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent. Any Participant that is a Non-U.S. Lender shall not be entitled to the benefits of Section 2.15 unless such Participant complies with Section 2.15(d).

          (d) Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

          (e) The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

          10.7. Adjustments; Set-off. (a) Except to the extent that this Agreement provides for payments to be allocated to the Lenders under a particular Facility, if any Lender (a "Benefitted Lender") shall at any time receive any payment of all or part of its Loans or the Reimbursement Obligations owing to it, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender's Loans or the Reimbursement Obligations owing to such other Lender, or interest thereon, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender's Loan and/or of the Reimbursement Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

          (b) In addition to any rights and remedies of the Lenders provided by law, upon both the occurrence of an Event of Default and acceleration of the obligations owing in connection with this Agreement, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, to set off and appropriate and apply against any indebtedness, whether matured or unmatured, of the Borrower to such or any other Lender, any amount owing from such Lender to the Borrower at, or at any time after, the happening of both of the above mentioned events, and such right of set-off may be exercised by such Lender against the Borrower or against any trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receivers, custodian or execution, judgment or attachment creditor of the Borrower, or against anyone else claiming through or against the Borrower or such trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receivers, or execution, judgment or attachment creditor, notwithstanding the fact that such right of set-off shall not have been exercised by such Lender prior to the making, filing or issuance, or service upon such Lender of, or of notice of, any such petition, assignment for the benefit of creditors, appointment or application for the appointment of a receiver, or issuance of execution, subpoena, order or warrant. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application.

          10.8. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

          10.9. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

          10.10. Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and supersede any and all other oral or written agreements heretofore made, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

          10.11. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

          10.12. Submission To Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:

          (a) submits for itself and its Property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

          (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

          (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower, as the case may be at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

          (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

          (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 10.12 any special, exemplary, punitive or consequential damages.

          10.13. Acknowledgements. The Borrower hereby acknowledges that:

          (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

          (b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

          (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

          10.14. WAIVERS OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

          10.15. Confidentiality. Each of the Administrative Agent and each Lender agrees to keep confidential all Confidential Information provided to it by any Loan Party pursuant to this Agreement that is designated by such Loan Party as confidential; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any affiliate of any Lender, (b) to any Participant or Assignee (each, a "Transferee") or prospective Transferee which agrees to comply with the provisions of this Section 10.15, (c) to the employees, directors, agents, attorneys, accountants and other professional advisors of such Lender or its affiliates, (d) upon the request or demand of any Governmental Authority having jurisdiction over the Administrative Agent or such Lender, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law,
(f) if requested or required to do so in connection with any litigation or similar proceeding, (g) which has been publicly disclosed other than in breach of this Section 10.15, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender's investment portfolio in connection with ratings issued with respect to such Lender, (i) in connection with the exercise of any remedy hereunder or under any other Loan Document or
(j) to any creditor or direct or indirect contractual counterparty in swap agreements or such contractual counterparty's professional advisor (so long as such creditor or contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 10.15); provided that, if reasonably requested by the Borrower, the Administrative Agent and the Lenders shall make commercially reasonable efforts to determine, and inform the Borrower of, the Persons who received such Confidential Information. As used herein, the term "Confidential Information" means all information contained in materials relating to the Borrower and its Subsidiaries provided to the Administrative Agent or any Lender by any Loan Party or its representatives or agents other than (x) information which is at the time so provided or thereafter becomes generally available to the public other than as a result of a disclosure by the Administrative Agent or one or more Lenders, (y) information which was available to the Administrative Agent or any Lender prior to its disclosure to the Lenders by the Borrower, its representatives or agents and
(z) information which becomes available to the Administrative Agent or any one or more Lenders from a source other than the Borrower, its representatives or agents.

          10.16. Releases of Collateral Security and Guarantee Obligations. Notwithstanding anything to the contrary contained herein or in the Guarantee and Collateral Agreement, upon request of the Borrower, the Administrative Agent shall (without any notice to or vote or consent of any Lender) take action having the effect of releasing any Collateral and/or guarantee obligations provided for in the Guarantee and Collateral Agreement to the extent necessary to permit the consummation of any transactions not prohibited hereunder, by the relevant Person in accordance with the provisions of this Agreement and the other Loan Documents.

          10.17. Releases. At such time as the Payment Obligations have been Fully Satisfied, the Collateral shall be released from the Liens created by the Security Documents and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent, the Borrower or any Subsidiary thereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall be as set forth in the Collateral Agency Agreement. At the request and sole expense of the Borrower or any Subsidiary following any such termination, the Administrative Agent shall deliver to the Borrower or such Subsidiary any Collateral held by the Administrative Agent thereunder and execute and deliver to the Borrower or such Subsidiary such documents as the Borrower or Subsidiary shall reasonably request to evidence such termination.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

                           PANAVISION INC.


                           By: /s/ Eric W. Golden
                               -------------------------------------------------
                               Name: Eric W. Golden
                               Title: Executive Vice President & General Counsel


                           JPMORGAN CHASE BANK, as
                            Administrative Agent and as a Lender


                           By: /s/ Neil R. Boylan
                               -------------------------------------------------
                               Name: Neil R. Boylan
                               Title: Managing Director

                           -----------------------------------------------------
                           Name of Lender

                           By:
                               -------------------------------------------------
                               Name:
                               Title:

                           -----------------------------------------------------
                           Name of Lender

                           By:
                               -------------------------------------------------
                               Name:
                               Title:

                           By:
                               -------------------------------------------------
                               Name:
                               Title:

                                                                   Schedule 1.1A

                   COMMITMENTS: LENDING OFFICES AND ADDRESSES

                              TERM LOAN ALLOCATIONS

  Name of Lender and
Information for Notices                                               Term Loan
-----------------------                                             ------------
JPMorgan Chase Bank                                                 $

                  Total                                             $135,600,000
                                                                    ============